UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a)

of the Securities Exchange Act of 1934

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☒	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

CHESAPEAKE ENERGY CORPORATION

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement if Other Than the Registrant)

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6100 North Western Avenue

Oklahoma City, Oklahoma 73118

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 8, 2007

TO OUR SHAREHOLDERS:

The 2007 Annual Meeting of Shareholders of Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), will be held at The Westin Dallas Fort Worth Airport, Sunnyside Room, 4545 West John Carpenter Freeway, Irving, Texas, on Friday, June 8, 2007 at 10:00 a.m., local time, to consider and act upon the following matters:

1.	To elect three directors, each for a three-year term;

2.	To approve an amendment to our Long Term Incentive Plan;

3.	To approve an amendment to our 2003 Stock Award Plan for Non-Employee Directors; and

4.	To transact such other business as may properly come before the meeting or any adjournment thereof.

Holders of record of the Company’s common stock at the close of business on April 16, 2007 are entitled to notice of and to vote at the meeting. A complete list of shareholders of record entitled to vote at the meeting will be available for examination by any shareholder at the meeting and at the Company’s executive offices during ordinary business hours for a period of at least ten days prior to the meeting.

To attend the meeting you will need a form of photo identification. If your shares are held in street name you will also need to bring proof of your ownership of our common stock, such as your most recent brokerage statement.

The accompanying proxy statement contains information regarding the matters to be considered at the meeting. The Board of Directors recommends a vote “FOR” the matters being voted upon.

YOUR VOTE IS IMPORTANT. YOU MAY VOTE IN ANY ONE OF THE FOLLOWING WAYS:

•	Use the toll-free telephone number 1-800-690-6903 from the U.S. or Canada;

•	Use the Internet web site www.proxyvote.com; or

•	Mark, sign, date and promptly return the enclosed proxy card in the postage-paid envelope.

SHAREHOLDERS WHO ATTEND THE MEETING MAY REVOKE THEIR PROXIES AND VOTE IN PERSON IF THEY DESIRE. IF YOU ARE UNABLE TO ATTEND, YOU MAY LISTEN TO A LIVE AUDIOCAST OF THE MEETING ON OUR WEBSITE AT www.chkenergy.com.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer M. Grigsby

Secretary

Oklahoma City, Oklahoma

April 30, 2007

CHESAPEAKE ENERGY CORPORATION

PROXY STATEMENT

ANNUAL MEETING OF SHAREHOLDERS

To Be Held On June 8, 2007

GENERAL INFORMATION

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors of Chesapeake Energy Corporation, an Oklahoma corporation (the “Company”), for use at the Annual Meeting of Shareholders of the Company to be held on the date, at the time and place and for the purposes set forth in the accompanying Notice of Annual Meeting of Shareholders, and any adjournment of the meeting.

This proxy statement, the accompanying form of proxy and our Annual Report for the year ended December 31, 2006 are being mailed on or about April 30, 2007 to shareholders of record as of April 16, 2007. Shareholders are referred to the Annual Report for information concerning the activities of the Company.

Who Can Vote

Only shareholders of record as of April 16, 2007, the record date for the meeting, are entitled to notice of and to vote at the meeting. At the close of business on April 16, 2007, there were 461,441,659 shares of our common stock outstanding and 451,849,045 shares entitled to vote at the meeting. Each outstanding share of common stock is entitled to one vote, except unvested shares of restricted stock issued to our directors and employees do not have voting rights.

Establishing a Quorum

The holders of a majority of the outstanding common stock, present in person or by proxy, will constitute a quorum for the transaction of business at the meeting.

How to Vote

Most shareholders can vote their shares one of three ways:

•	placing a toll-free telephone call from the U.S. or Canada to 1-800-690-6903;

•	using the Internet at www.proxyvote.com; or

•	mailing the signed proxy card.

The telephone and Internet voting procedures are designed to authenticate shareholders’ identities, to allow you to vote your shares and to confirm that your instructions have been properly recorded. Please refer to your proxy card or the information forwarded by your bank, broker or other nominee to see which options are available to you.

If you are a Chesapeake employee and also a shareholder directly, or through the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (the “Plan”), you will receive one proxy for your Plan shares and shares in accounts that are registered in the same name. This single proxy, which will be sent to you electronically via email, will allow you to simultaneously vote all of your Plan and directly-held shares as one block and will serve as your voting instruction for the trustee of the Plan to vote your Plan shares. To allow sufficient time for the trustee to vote the Plan shares, your voting instructions must be received by 11:00 p.m. (CDT) on June 5, 2007. Please note, however, that since you only vote one time for all shares you own directly and in the Plan, your vote on each proposal will be identical across all of those shares. If you do not vote your proxy, the trustee will not vote the Plan shares credited to your Plan account.

Votes Needed

The election of the director nominees will be by plurality vote (that is, the three nominees receiving the greatest number of votes will be elected). You may not cast more than one vote per share for each nominee. The affirmative vote of holders of a majority of shares of common stock present at the meeting in person or by proxy will be required to approve the amendments to our Long Term Incentive Plan and to our Stock Award Plan for Non-Employee Directors.

How Votes Can Be Revoked

You may revoke your proxy at any time before it is voted by:

•	executing and submitting a revised proxy;

•	providing a written revocation to the Secretary of the Company; or

•	voting in person at the meeting.

In the absence of a revocation, shares represented by the proxies will be voted at the meeting. Your attendance at the meeting will not automatically revoke your proxy. If you do not hold your shares directly, you should follow the instructions provided by your broker, bank or nominee to revoke your previously voted proxy.

How Votes Are Counted

Each proxy properly completed and returned to the Company in time for the meeting, and not revoked, will be voted in accordance with the instructions given. If there are no contrary instructions, proxies will be voted FOR the election of the nominees as directors, FOR the approval of the amendment to our Long Term Incentive Plan and FOR the approval of the amendment to the 2003 Stock Award Plan for Non-Employee Directors. The Company will appoint an inspector of election to tabulate all votes and to certify the results of all matters voted upon at the meeting.

It is the Company’s policy (i) to count abstentions and broker non-votes for purposes of determining the presence of a quorum at the meeting; (ii) to treat abstentions as shares represented at the meeting and voting against a proposal and to disregard broker non-votes in determining results on proposals requiring a majority or higher vote; and (iii) to consider neither abstentions nor broker non-votes in determining results of plurality votes.

Under the rules of the New York Stock Exchange, brokers who hold shares on behalf of their customers have the authority to vote on certain proposals when they have not received instructions from beneficial owners. A broker non-vote occurs when a broker holding shares for a beneficial owner does not vote on a particular proposal because the broker does not have discretionary voting power with respect to that item and has not received voting instructions from the beneficial owner. Your broker has discretionary authority to vote your shares in the election of directors. Your broker is not empowered to vote your shares on the proposals to approve the amendments to our Long Term Incentive Plan and 2003 Stock Award Plan for Non-Employee Directors in the absence of specific instructions from you.

When the Voting Results Will Be Announced

We will announce preliminary voting results at the meeting and publish final results in our quarterly report on Form 10-Q for the second quarter of 2007.

Cost of Proxy Solicitation

We will pay the cost of soliciting proxies. We have retained The Proxy Advisory Group, LLC to assist in the solicitation of proxies for a fee of $7,500, plus out-of-pocket expenses. In addition, employees of the Company may solicit proxies by mail, personally, or by telephone, facsimile transmission or email communication. We will request banks and brokers or other similar agents or fiduciaries to transmit the proxy material to the beneficial owners for their voting instructions and will reimburse their expenses in so doing.

Electronic Access to Proxy Materials and Annual Report

This proxy statement and our 2006 Annual Report are available on our website at www.chkenergy.com. If you are interested in receiving all future shareholder communications electronically, including proxy statements and annual reports, please visit www.icsdelivery.com/chk and register for electronic distribution. Once you register, any time we distribute materials or communications to our shareholders, you will receive an email notification containing an internet address which will direct you to these documents. Once you have registered for electronic distribution, you will continue to receive all shareholder communications electronically until you change this election at www.icsdelivery.com/chk. Electronic distribution saves the Company the cost of printing and mailing the documents to you, reduces the amount of mail you receive and is environmentally friendly by helping to conserve natural resources consumed in the printing process.

Householding

Based on Securities and Exchange Commission rules, we are permitted to send a single set of proxy materials to shareholders who share the same last name and address. This procedure is called “householding” and is designed to reduce our printing and postage costs. If you would like to receive a separate copy of a proxy statement or annual report, either now or in the future, please email us at investorinfo@chkenergy.com or write to us at the following address: Attn: Investor Relations, 6100 N. Western Avenue, Oklahoma City, Oklahoma, 73118.

If you hold your shares in street name and would like additional copies of the proxy materials, or if you are currently receiving multiple copies of the proxy materials and would like to request householding, please contact your broker.

VOTING ITEM 1—ELECTION OF DIRECTORS

Pursuant to provisions of the Company’s Certificate of Incorporation and Bylaws, the Board of Directors has fixed the number of directors at eight, subject to the rights of the holders of our preferred stock to nominate and elect two additional directors on the occurrence of a voting rights triggering event as defined in the preferred stock certificates of designation. Our Certificate of Incorporation and Bylaws provide for three classes of directors serving staggered three-year terms, with each class to be as nearly equal in number as possible. The terms of three directors expire at the meeting.

The Board of Directors has nominated Frank A. Keating and Frederick B. Whittemore for re-election as directors. The Board of Directors has also nominated Merrill A. “Pete” Miller, Jr. for election as a director. Mr. Miller was initially recommended to the Nominating and Corporate Governance Committee by Aubrey K. McClendon, our Chairman and Chief Executive Officer, and was appointed to the Board of Directors effective January 16, 2007. Mr. Miller’s nomination as a director fills the vacancy created by Tom L. Ward, who resigned as a director effective February 10, 2006. Upon election, Governor Keating and Messrs. Whittemore and Miller will serve for terms expiring at the 2010 Annual Meeting of Shareholders and, in each case, until their successors are elected and qualified. Proxies cannot be voted for a greater number of persons than the number of nominees named. Other directors will continue in office until the expiration of their terms at the 2008 or 2009 Annual Meeting of Shareholders, as the case may be.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” EACH OF THE NOMINEES FOR ELECTION TO THE BOARD OF DIRECTORS.

It is the intention of the persons named in the enclosed form of proxy to vote such proxies for the election of the three nominees. The Board of Directors expects that each of the nominees will be available for election but, in the event that any of the nominees is not available, proxies received will be voted for substitute nominees to be designated by the Board or, in the event no such designation is made, proxies will be voted for a lesser number of nominees.

The following information is furnished for each person who is a director nominee or who is continuing to serve as a director of the Company after the meeting.

Nominees for Terms Expiring in 2010

Frank Keating, 63, has been a director of the Company since June 2003. Governor Keating has been the President and Chief Executive Officer of the American Council of Life Insurers, a large trade organization based in Washington, D.C., since January 2003. Governor Keating became a special agent in the Federal Bureau of Investigation in 1969 and then served as Assistant District Attorney in Tulsa County, Oklahoma. In 1972, Governor Keating was elected to the Oklahoma State House of Representatives and two years later was elected to the Oklahoma State Senate. In 1981 Governor Keating was appointed as the U.S. Attorney for the Northern District of Oklahoma and in 1985 he began seven years of service in the Ronald Reagan and George H.W. Bush administrations serving as Assistant Secretary of the Treasury, Associate Attorney General in the Justice Department and as General Counsel and Acting Deputy Secretary of the Department of Housing and Urban Development. In 1994, Governor Keating was elected as Oklahoma’s 25th Governor and served two consecutive four-year terms. Governor Keating is an advisory director of Stewart Information Services Corp (STC), a real estate information and transaction management company located in Houston, Texas. Governor Keating graduated from Georgetown University in 1966 and from the University of Oklahoma College of Law in 1969.

Frederick B. Whittemore, 76, has been a director of the Company since 1993. Mr. Whittemore has been an advisory director of Morgan Stanley since 1989 and was a managing director or partner of the predecessor firms of Morgan Stanley from 1967 to 1989. He was Vice-Chairman of the American Stock Exchange from 1982 to 1984. Mr. Whittemore graduated from Dartmouth College in 1953 and from the Amos Tuck School of Business Administration in 1954.

Merrill A. “Pete” Miller, Jr., 56, has been a director of the Company since January 16, 2007. Mr. Miller is Chairman, President and Chief Executive Officer of National Oilwell Varco, Inc. (NYSE:NOV), a supplier of oilfield services, equipment and components to the worldwide oil and natural gas industry. Mr. Miller joined National Oilwell in February 1996 as Vice President of Marketing, Drilling Systems and was promoted in April 1997 to President of the company’s products and technology group. In November 2000, he was named President and Chief Operating Officer, in May 2001 was elected President and Chief Executive Officer and in May 2002 was also elected Chairman of the Board. Mr. Miller served as President of Anadarko Drilling Company from 1995 to 1996. Prior to his service at Anadarko, Mr. Miller spent fifteen years at Helmerich & Payne International Drilling Company in Tulsa, Oklahoma, serving in various senior management positions, including Vice President, U.S. Operations. Mr. Miller graduated from the United States Military Academy, West Point, New York in 1972 with a degree in applied science and engineering. Upon graduation, he served five years in the United States Army and received his MBA from Harvard Business School in 1980. Mr. Miller serves on the Board of Directors for the Offshore Energy Center, Petroleum Equipment Suppliers Association and Spindletop International, and is a member of the National Petroleum Council.

Directors Whose Terms Expire in 2008

Don. Nickles, 58, has been a member of our Board of Directors since January 2005. Senator Nickles is the founder and President of The Nickles Group, a consulting and business venture firm in Washington D.C. Senator

Nickles was elected to represent Oklahoma in the United States Senate from 1980 to 2005 where he held numerous leadership positions, including Assistant Republican Leader from 1996 to 2003 and Chairman of the Senate Budget Committee from 2003 to 2005. Senator Nickles also served on the Energy and Natural Resources Committee and the Finance Committee. Prior to his service in the U.S. Senate, Senator Nickles served in the Oklahoma State Senate from 1979 to 1980 and worked for Nickles Machine Corporation in Ponca City, Oklahoma becoming Vice President and General Manager. Senator Nickles is also a director of Valero Energy Corporation (NYSE:VLO), an independent oil refiner headquartered in San Antonio, Texas, and Fortress International Group (OTCBB:FAAC), a company based in Columbia, Maryland which provides specialized security services. Senator Nickles served in the National Guard from 1970 to 1976 and graduated from Oklahoma State University in 1971.

Aubrey K. McClendon, 47, has served as Chairman of the Board, Chief Executive Officer and a director since co-founding the Company in 1989. From 1982 to 1989, Mr. McClendon was an independent producer of oil and gas. He is a member of the National Petroleum Council and the Domestic Petroleum Council. Mr. McClendon graduated from Duke University in 1981.

Directors Whose Terms Expire in 2009

Breene M. Kerr, 78, has been a director of the Company since 1993. He is President of Brookside Company, Easton, Maryland. Mr. Kerr founded Kerr Consolidated, Inc. in 1969 and was the chief executive officer until 1996 when it was sold. Kerr Consolidated operated heavy duty truck dealerships in Oklahoma, a truck leasing firm and various real estate interests. In 1969, Mr. Kerr co-founded the Resource Analysis and Management Group and remained a senior partner until 1982. From 1967 to 1969, he was Vice President of Kerr-McGee Chemical Corporation. From 1951 through 1967, Mr. Kerr worked for Kerr-McGee Corporation as a geologist and land manager. Mr. Kerr has served as Chairman of the Investment Committee for the Massachusetts Institute of Technology and is a life member of the Corporation (Board of Trustees) of that university. He served as a director of Kerr-McGee Corporation from 1957 to 1981 and was a member of its audit committee from 1973 to 1981. He was a director and audit committee member of Pan-American Properties from 1987 to 1990. Mr. Kerr currently is a trustee of the Brookings Institution in Washington, D.C. and the Woods Hole Oceanographic Institution in Woods Hole, Massachusetts, and has been an associate director since 1987 of Aven Gas & Oil, Inc., an oil and gas property management company located in Oklahoma City. Mr. Kerr graduated from the Massachusetts Institute of Technology in 1951.

Charles T. Maxwell, 75, has been a director of the Company since 2002. Mr. Maxwell is a Senior Energy Analyst and has been with Weeden & Co., an institutional brokerage firm located in Greenwich, Connecticut, from late 1999 to the present. Entering the oil and natural gas industry in 1957, Mr. Maxwell worked for what is now ExxonMobil for eleven years in the U.S., Europe, Middle East and Africa. In 1968, Mr. Maxwell joined C.J. Lawrence, an institutional research and brokerage firm, as an oil analyst. He was ranked by Institutional Investor magazine as No. 1 in his field in 1972, 1974, 1977, and 1981 through 1986. He rose to the position of Managing Director of C. J. Lawrence/Morgan Grenfell and retired from the firm in 1997, several years after it was acquired by Deutsche Bank. Mr. Maxwell is a director of Daleco Resources Corporation (DLOV.OB), a minerals exploration and production company located in West Chester, Pennsylvania; Lescarden, Inc. (LCAR.OB), a biotechnology company in New York; and American DG Energy Inc., a provider of on-site utilities based in Waltham, Massachusetts. Mr. Maxwell graduated from Princeton University in 1953 and Oxford University in 1957.

Richard K. Davidson, 65, has been a member of our Board of Directors since March 2006. Mr. Davidson served as Chairman of the Board of Directors of Union Pacific Corporation (NYSE: UNP) from 1997 until February 2007 and as its Chief Executive Officer from 1997 until February 2006. He started his railroad career in 1960 with Missouri Pacific Railroad and held various positions of increasing authority before being named Vice President of Operations in 1976. In 1982, Union Pacific merged with the Missouri Pacific and Western Pacific railroads, and in 1986, Mr. Davidson was promoted to Vice President of Operations of the combined railroads.

He was promoted to Executive Vice President in 1989 and became Chairman and Chief Executive Officer of Union Pacific Railroad in 1991. He was named Chairman and Chief Executive Officer of Union Pacific Corporation in 1997. Mr. Davidson is currently a member of the board of advisors of Thayer Capital Partners and the Horatio Alger Association of Distinguished Americans. He formerly served on the board of the Association of American Railroads, as chairman of the President’s National Infrastructure Advisory Council, and as a director and trustee of the Malcolm Baldridge National Quality Awards Foundation. Mr. Davidson graduated from Washburn University in 1966 and has completed the Program for Management Development at Harvard University.

VOTING ITEM 2—PROPOSAL TO AMEND LONG TERM INCENTIVE PLAN

We are asking shareholders to vote to approve an amendment to the Long Term Incentive Plan (the “LTIP”) to increase the aggregate number of shares of common stock which are available for awards under the LTIP from 7,000,000 shares to 17,000,000 shares. The additional shares requested will allow the Company to deliver restricted shares to its employees pursuant to the 2006 Long Term Incentive Program (described below) and to continue to provide stock-based compensation to its employees, consultants and non-employee directors over the next year at current award levels.

Our shareholders initially approved the LTIP on June 10, 2005 and approved an amendment to the LTIP on June 9, 2006. Our Board approved the amendment, subject to shareholder approval at the meeting, on March 2, 2007. The full text of the LTIP, as amended, is included as Exhibit A to this proxy statement.

Over the last 25 years, industry and global economic factors have resulted in a significant drop-off in enrollment in critical technical undergraduate programs such as petroleum engineering and geoscience. While enrollment is now increasing in those areas, the outcome has been a well-documented “experience gap”. U.S.-based energy companies find themselves with a predominance of technical staff that is approaching retirement and only relatively inexperienced staff on hand to replace them.

At the same time, increasing demand for energy has created an environment of tremendous competition for new talent as well as experienced industry specialists. The Company’s management believes that in order to effectively execute our business strategy, it is essential for us to manage our talent by 1) attracting top-notch new industry professionals; 2) rewarding and retaining our experienced professionals; and 3) properly developing our less experienced professionals and assuring the transfer of knowledge from the experienced staff to the less-experienced.

For the past several years, Chesapeake has been meeting this talent challenge through a comprehensive human resource strategy that addresses the problem on multiple fronts – from developing our own training program for rig hands and land brokers to investing in partnerships with colleges and universities across the country to encourage students to pursue careers in energy-related fields and providing compensation packages that attract, motivate and retain top talent. We have also built a culture rich with opportunity while promoting work-life balance and we have invested in the communities where we operate and where our employees live. Such a culture makes Chesapeake the employer of choice when we are recruiting new talent.

One key component of our human resource strategy is to reward and retain our workforce through the issuance of restricted stock awards. Consistent with our compensation philosophy, we believe stock-based compensation fosters and promotes the sustained progress, growth and profitability of the Company by:

•	attracting, motivating and retaining individuals of exceptional ability;

•	allowing employees, directors and consultants to acquire a proprietary and vested interest in the growth and performance of the Company;

•	providing incentives and rewards to employees, directors and consultants who are in a position to contribute materially to the success and long-term objectives of the Company; and

•	aligning the financial interests of employees and directors with those of the Company’s shareholders.

In August 2006, in response to intense competitive pressures in the oil and gas industry for employees as described above, Chesapeake implemented an employee retention program we refer to as the 2006 Long Term Incentive Program or 2006 Program. Under this program, we will make cash payments to the employees of our drilling subsidiaries and issue shares of restricted common stock to all other employees (other than employees who are subject to a collective bargaining arrangement) under the LTIP. One-half of the cash payments promised to our drilling subsidiary employees will be paid three years from the date promised and the remaining payments will be made five years from the date promised. The restricted shares to be granted under the 2006 Program will vest 50% after a three-year period and 50% after a five-year period. Employees who terminate employment prior to the vesting dates will not receive unvested cash or restricted stock. The restricted shares to be issued pursuant to the 2006 program are subject to shareholder approval of the amendment and therefore are not currently issued and outstanding. As of the record date, future cash payments and restricted stock to be issued under the 2006 Program totaled $14.3 million and 9.9 million shares, respectively. In accordance with SFAS 123(R), awards made under an arrangement that is subject to shareholder approval are not deemed to be granted until that approval is obtained. The date upon which we receive shareholder approval of the amendment will be the date of grant for these shares. Awards to our named executive officers under this program will total 289,310 shares or less than 3% of the total program (see table on page 14). Our Chief Executive Officer and our Chief Financial Officer voluntarily elected not to receive awards of restricted stock under this program to make more shares available for other employees.

The additional 10,000,000 shares of common stock the Board has reserved for issuance under the LTIP pursuant to the amendment represents 2.2% of our outstanding common shares and less than 2.0% of our fully diluted common shares (which assumes the issuance of shares pursuant to outstanding stock options, shares available for issuance under our stock-based compensation plans and conversions of our preferred stock and convertible senior notes into common stock at the current conversion prices).

As of the record date, stock options outstanding and shares available for issuance under the Company’s stock incentive plans, including our obligations under the 2006 Program, are the following:

	LTIP		2003 Stock Incentive Plan		2003 Director Stock Award Plan(1)	Terminated Plans	Total
Outstanding stock options, 12/31/06	125,000		—		—	6,480,703	6,605,703
Granted	—		—		—	—	—
Exercised	—		—		—	(602,887)	(602,887)
Canceled/forfeited	—		—		—	(6,798)	(6,798)

Outstanding stock options, 4/16/07	125,000		—		—	5,871,018	5,996,018

Shares available for future awards, 12/31/06	6,660,759		58,883		20,000	—	6,739,642
Regular semi-annual and new hire awards	(2,486,220	)(2)	(107,825	)(2)	(10,000)	—	(2,604,045)
2006 Long Term Incentive Program awards(3)	(9,868,668)		—		—	—	(9,868,668)
Canceled/forfeited/traded for taxes	29,427		324,099		—	—	353,526

Shares available for future awards, 4/16/07	(5,664,702)		275,157		10,000	—	(5,379,545)

Shares available for future awards if amendment is approved by shareholders, 4/16/07	4,335,298		275,157		10,000	—	4,620,455

(1)	The 2003 Stock Award Plan for Non-Employee Directors is used to issue 10,000 shares of common stock to new directors upon their appointment to the Board.
(2)	Amounts represent shares of restricted stock awarded company-wide on January 3, 2007 and to newly hired employees on the last trading days of January, February and March 2007.
(3)	The 2006 Long Term Incentive Program awards are subject to shareholder approval of the amendment.

Background on Stock Compensation at Chesapeake

Since our initial public offering in 1993, the Board and management have firmly believed in and encouraged broad employee stock ownership through participation in our stock-based compensation plans across all levels of the Company. In the 11 years that followed, the Company implemented this strategy through semi-annual grants of stock options to all employees. Additionally, our senior management is required to hold certain levels of our common stock as a condition to their continued employment. The success, growth and profitability that the Company experienced over this time period was, we believe, in large measure due to the efforts of the management team and employees. Key performance statistics during the eleven-year period ending in 2003 are as follows:

•	We recorded the 13th best stock price performance among all U.S. public companies, with a 2,476% increase in our stock price (including the reinvestment of dividends);

•	Our annual revenues increased 9,900%, from $17 million to $1.7 billion;

•	Our total assets increased 5,700%, from $79 million to $4.6 billion;

•	Our shareholders’ equity increased 5,400%, from $31 million to $1.7 billion;

•	Our oil and gas reserves increased 2,200%, from 137 bcfe to 3.2 tcfe; and

•	Our annual oil and gas production increased 6,600%, from 4 bcfe to 268 bcfe.

In addition to these financial and operational successes, employee retention was among the strongest in the industry over this time period.

In 2004, the Board and management re-evaluated the Company’s equity compensation program and decided to begin utilizing restricted stock in place of stock options for the following reasons:

•	The Company could realize a substantial reduction in its annual stock usage rate or “burn rate”, without a reduction in compensation value transferred to the employees;

•	A lower annual stock usage rate would reduce the dilutive effect of employee stock compensation to our shareholders;

•	The income statement impact of restricted stock is more predictable, and less volatile, than that of stock options;

•	The compensation value and tax treatment of restricted stock is easier for employees to measure and understand; and

•

The ease with which restricted stock is transferred to employees upon vesting (as opposed to an intentional action by the employee to exercise a stock option) better facilitates and promotes the long-term ownership of our common stock by employees.

The shift to restricted stock was supported by the Company’s management and employees who, together, have delivered strong performance to our shareholders since 2003, as indicated by the following:

•	Our stock price increased 114% from $13.58 per share on December 31, 2003 to $29.05 per share on December 31, 2006 and was $33.63 on the record date, an increase of 16% from December 31, 2006;

•	Our annual revenues increased 327% from $1.7 billion in 2003 to $7.3 billion in 2006;

•	Our net income available to common shareholders increased 555% from $291 million in 2003 to $1.9 billion in 2006;

•	Our total assets increased 430% from $4.6 billion at December 31, 2003 to $24.4 billion at December 31, 2006;

•	Our proved oil and natural gas reserves increased 181% from 3.2 tcfe at December 31, 2003 to 9.0 tcfe at December 31, 2006;

•	Our annual oil and natural gas production increased 116% from 268 bcfe in 2003 to 578 bcfe in 2006;

•	We were selected to join the Fortune 500 and the S&P 500 in 2006; and

•	We were recognized by Forbes as “the best managed oil & gas company in the U.S.” in January 2007.

As the Company’s assets and revenues have grown, so have the number of employees, with the Company now employing almost 5,000 employees, an addition of 3,700 employees since 2003, a 310% increase. The rapid growth of the Company, combined with the extreme competition in the industry for top-notch talent, as discussed previously, has dramatically increased the importance of equity-based compensation as a key component for employee recruitment and retention. Thus the Board and management believe that approval of the amendment to the LTIP is crucial to the Company’s ability to execute its business plan and growth strategy. In their view, stock-based compensation and employee and director stock ownership have greatly contributed to the Company’s growth and success to date and should continue to contribute to its success in the future.

The following is a summary of the material terms of the LTIP as proposed to be amended. The only amendment to the LTIP is the increase in the number of shares of common stock available for issuance.

Plan Features

Administration. The Compensation Committee of the Board of Directors has overall authority to administer the LTIP. The Employee Compensation and Benefits Committee (the “ECBC”), a subcommittee of the Compensation Committee, can be authorized to grant and determine the terms and conditions of awards granted to consultants and employees who are not executive officers. The Compensation Committee and ECBC are collectively, the “Committee”. Mr. Whittemore and Governor Keating serve as the Compensation Committee and Mr. McClendon serves as the ECBC. Any awards or formula for granting awards under the LTIP made to non-employee directors must be approved by the Board. The Compensation Committee is authorized and has complete discretion to formulate policies and establish rules and regulations for the administration of the LTIP.

Eligible Participants. As of the record date, the Company had approximately 5,000 employees (nine of whom were executive officers) and seven non-employee directors who were eligible to participate in the LTIP. The Committee determines from time to time the awards to be granted under the LTIP, taking into account the duties of the respective participants, their present and potential contributions to the success of the Company and such other factors as the Committee deems relevant.

Shares Available for Award. The aggregate number of shares of common stock which are available for award under the LTIP will not exceed 17,000,000 shares, an increase of 10,000,000 shares. Any of the authorized shares of common stock may be used for any of the types of awards described in the LTIP, except that no more than 3,000,000 shares of common stock may be issued pursuant to incentive stock options. The aggregate number of shares of common stock underlying options and stock appreciation rights that may be granted to any participant in any calendar year may not exceed 750,000 shares and the aggregate number of shares of common stock pursuant to restricted stock, performance awards or other stock awards granted to any participant in any calendar year may not exceed 750,000 shares.

Common stock that is related to awards that (i) are forfeited, cancelled, terminated or expire prior to the delivery of the common stock, (ii) are ultimately paid in cash rather than common stock, (iii) are tendered or withheld in order to satisfy payment of the exercise price of an option, or (iv) are tendered or withheld in order to satisfy payment of withholding tax obligations, will again be available for future awards under the LTIP.

The LTIP provides for appropriate adjustments in the event of a merger, consolidation, recapitalization, stock split, combination of shares, stock dividend or similar transaction involving the Company.

Types of Awards. The LTIP authorizes the issuance of the following types of awards:

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Options. Incentive stock options and nonqualified stock options may be granted under the LTIP. The exercise price of options may not be less than the fair market value of our common stock on the date of grant (or 110% of the fair market value of such shares in the case of an incentive stock option granted to a person who holds more than 10% of the combined voting power of the Company’s outstanding securities) and no option may be exercised after the expiration of ten years from the date of grant. An option may be exercised only to the extent that the option is vested in accordance with a schedule determined by the Committee in its sole discretion.

With respect to incentive stock options, the aggregate fair market value (determined as of the grant date) of the stock which a participant may first have the right to acquire pursuant to the exercise of any incentive stock options in any calendar year under all incentive stock options of the Company may not exceed $100,000. In the event options granted to a participant exceed the $100,000 annual limitation, the participant will be deemed to have been granted incentive stock options with respect to shares within the $100,000 limitation and nonqualified stock options with respect to shares which cause such limitation to be exceeded. The fair market value of shares of common stock is determined by reference to the reported closing price on the NYSE on the date of grant.

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Stock Appreciation Rights. SARs may be granted to participants alone or in tandem with concurrently or previously issued stock options. The exercise price of a SAR may not be less than the fair market value of our common stock on the date of grant and no SAR may be exercised after the expiration of ten years from the date of grant. A SAR issued in tandem with an option will only be exercisable to the extent that the related option is exercisable and when a tandem SAR is exercised, the option to which it relates will cease to be exercisable, to the extent of the number of shares with respect to which the tandem SAR is exercised. Similarly, when the option is exercised, the tandem SARs relating to the shares covered by such option exercise will terminate. The payment of the appreciation associated with the exercise of a SAR will be made by the Company in shares of our common stock.

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Performance Shares. Performance shares issued under the LTIP will vest in accordance with the achievement of certain performance or other criteria as determined by the Committee in its sole discretion. The Committee has the discretion to (i) permit a participant who ceases to be an eligible participant in the LTIP before the end of any performance period, or the personal representative of a deceased participant, to continue to be subject to a performance award relative to the current performance period until such awards are forfeited or earned pursuant to their terms and conditions or (ii) authorize the payment to such participant, or the personal representative of a deceased participant, of the performance shares which would have been paid to the participant had the participant remained an eligible participant in the LTIP to the end of the performance period. A participation period may be no less than one year in duration.

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Restricted Stock. Restricted stock issued under the LTIP will vest in accordance with a schedule or achievement of certain performance or other criteria as determined by the Committee in its sole discretion. The Committee has the discretion to grant a holder of restricted stock the right to vote such shares and to receive dividends. The minimum restriction period applicable to any restricted stock that is not subject to performance criteria will be three years from the date of grant.

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Other Stock Awards. The Committee, in its sole discretion, may specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the LTIP and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of our common stock, for the acquisition or future acquisition of common stock, or any combination thereof. The minimum restriction period applicable to other stock awards that are not subject to performance criteria will be three years from the date of grant.

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Cash Awards. The Committee, in its sole discretion, may grant cash awards, including without limitation, discretionary awards, awards based on objective performance criteria or awards based on subjective performance criteria. The total amount of all cash awards made under the LTIP, in the aggregate, will not exceed $10 million.

No Discounted Options or SARs; No Repricing; No Dividend Equivalents. The LTIP does not permit the granting of discounted stock options or SARs and, without the approval of shareholders, prohibits the repricing or cancellation and re-grant of stock options, and the repurchase of underwater stock options or SARs. The LTIP also prohibits dividend equivalents with respect to stock options and SARs.

Fundamental Transaction; Change of Control. Upon the occurrence of a fundamental transaction or a change of control; (i) all outstanding options and SARs will be fully exercisable and any unexercised options and SARs will terminate; (ii) restrictions on outstanding restricted stock, other stock awards and cash awards will lapse; and (iii) each outstanding performance award will be deemed to have achieved a level of performance that would cause all of the performance shares to become payable. A fundamental transaction is defined as the merger of the Company with another entity in which the Company is not the surviving entity or other business combination or transaction resulting in other securities being substituted for the common stock or the common stock no longer being issued.

Section 4999 of the Code imposes an excise tax on executives who receive compensation in connection with a change of control that exceeds certain specified limits. The Committee may, in its sole discretion, provide in any award agreement for an additional “gross-up” payment by the Company in the event that acceleration of vesting of any award under the LTIP is subject to such a change of control excise tax. If an LTIP participant were entitled to receive a gross-up payment, we would pay the participant an additional amount such that the amount received under the award after payment of the excise tax will equal the total payments that the participant would have been entitled to receive absent the excise tax.

Termination and Amendment. The LTIP will terminate at midnight, September 30, 2014, but will continue in effect until all matters relating to the exercise or settlement of awards outstanding as of the time of termination of the LTIP have been completed. Prior to such time, the LTIP may be earlier terminated or amended by the Board of Directors. Shareholder approval is required for any amendment to the LTIP if (i) such approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, or (ii) in the opinion of counsel to the Company, shareholder approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the common stock may be listed.

Acceleration of Awards. The Committee has the discretion to accelerate the vesting of unvested awards in the case of retirement from employment or service on the Board, death, disability, or in involuntary termination circumstances.

Transferability. Awards are not transferable except by will or by the laws of descent and distribution; however, options held by non-employee directors may be transferable under certain circumstances, as determined by the Committee.

Federal Income Tax Consequences. Under current federal tax law, the following are the United States federal income tax consequences generally arising with respect to restricted stock, performance shares, other stock awards and options granted under the LTIP. The discussion is not a complete analysis of all federal income tax consequences and does not cover all specific transactions which may occur.

Absent the filing of a Section 83(b) election with the Internal Revenue Service, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of restricted stock, performance shares or other stock awards. Upon the vesting of an award for which no payment was made by the participant, the participant will recognize ordinary income in an amount equal to the fair market value of the common stock on the vesting date. Income recognized upon vesting by a participant who is an employee will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Stock awards provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. A participant’s adjusted basis in the common stock received through stock awards is equal to any ordinary income related to the award recognized by the participant. If a participant thereafter sells the common stock, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes. If a participant forfeits an award prior to its vesting, the participant will not recognize gain or loss as a result of such forfeiture.

Upon the grant of restricted stock, performance shares or other stock awards, the participant may file an election under Section 83(b) of the Code to accelerate the recognition of ordinary income to the grant date of the award. Such ordinary income is equal to the fair market value of the common stock on the grant date (assuming no payment by the participant for the stock) and is considered compensation subject to withholding for employees. If a participant subsequently forfeits the stock or the stock depreciates in value after a Section 83(b) election is filed, the participant will not be eligible for capital loss treatment with respect to the stock.

There are no tax consequences associated with the grant or timely exercise of an incentive stock option. If a participant holds the common stock acquired upon the exercise of an incentive stock option for at least one year after exercise and two years after the grant of the option, the participant will recognize capital gain or loss upon sale of the common stock equal to the difference between the amount realized on the sale and the exercise price. If the common stock is not held for the required period, the participant will recognize ordinary income upon disposition in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the exercise price, up to the amount of the gain on disposition. Any additional gain realized by the participant upon disposition will be capital gain. The excess of the fair market value of common stock received upon the exercise of an incentive stock option over the option price for the common stock is a preference item for purposes of the alternative minimum tax. An expense deduction by the Company in connection with the exercise of an incentive stock option is not allowed unless the participant recognizes ordinary income.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a nonqualified stock option. Upon exercise of a nonqualified stock option, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a nonqualified stock option, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. Nonqualified stock options provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of common stock transferred to a participant pursuant to the exercise of a nonqualified stock option is the price paid for the common stock plus an amount equal to any income recognized by the participant as a result of the exercise of the option. If a participant thereafter sells common stock acquired upon exercise of a nonqualified stock option, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

If a participant surrenders common stock which the participant already owns as payment for the exercise price of a stock option, the participant will not recognize gain or loss as a result of such surrender. The number of shares received upon exercise of the option equal to the number of shares surrendered will have a tax basis equal to the tax basis of the surrendered shares. The holding period for such shares will include the holding period for the shares surrendered. The remaining shares received will have a basis equal to the amount of income the participant recognizes upon receipt of such shares. The participant’s holding period for such shares will commence on the day after such exercise.

Generally, no income will be recognized by a participant for U.S. federal income tax purposes upon the grant of a stand-alone or tandem SAR. Upon exercise of a SAR, the participant will recognize ordinary income in an amount equal to the excess of the fair market value of the common stock on the date of exercise over the amount of the exercise price. Income recognized by a participant who is an employee, upon the exercise of a SAR, will be considered compensation subject to withholding at the time the income is recognized and, therefore, the Company must make the necessary arrangements with the participant to ensure that the amount of tax required to be withheld is available for payment. SARs provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. The adjusted basis of common stock transferred to a participant pursuant to the exercise of a SAR is the price paid for the common stock plus an amount equal to any income recognized by the participant as a result of the exercise of the SAR. If a participant thereafter sells common stock acquired upon exercise of a SAR, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

Upon the vesting of a cash award, the participant will recognize ordinary income in an amount equal to the cash received. Income recognized upon the vesting of a cash award by a participant who is an employee will be considered compensation subject to withholding at the time the cash is received and, therefore, the Company must properly withhold the required tax.

Burn Rate and Plan Benefits

For 2004 through 2006, the Company’s three-year average annual stock usage rate or “burn rate” was 2.45%. Burn rate is defined by Institutional Shareholder Services as the total number of equity awards granted in a given year divided by the number of common shares outstanding. Our burn rate in 2006 was 2.18%, reflecting the change we made to awarding officers and employees restricted stock rather than stock options. As of the record date, the weighted average exercise price of all outstanding stock options is $7.52 per share and the weighted average remaining contractual life is five years.

There are currently 2,737,500 shares authorized for future issuance pursuant to new awards under the LTIP and 125,000 shares are subject to outstanding stock options granted to our non-employee directors. As of the record date, we intend to issue shares of restricted stock from the LTIP pursuant to our 2006 Program to the following persons and groups:

2006 Long Term Incentive Program Benefits under Long Term Incentive Plan

Name and Position	Dollar Value($)(a)	Number of Shares
Aubrey K. McClendon(b) Chairman of the Board and Chief Executive Officer	—	—

Marcus C. Rowland(b) Executive Vice President— Finance and Chief Financial Officer	—	—

Steven C. Dixon Executive Vice President— Operations and Chief Operating Officer	$3,586,640	106,650

J. Mark Lester Executive Vice President— Exploration	$3,069,746	91,280

Douglas J. Jacobson Executive Vice President— Acquisitions and Divestitures	$3,069,746	91,280

Executive Officers Group	$17,003,328	505,600
Non-Executive Director Group	—	—
Non-Executive Officer Employee Group	$314,879,970	9,363,068

(a) The cash value listed is based on the closing price of our common stock on April 16, 2007 of $33.63. The cash awards payable under the 2006 Program were not awarded under the LTIP.

(b) Our Chief Executive Officer and Chief Financial Officer chose not to participate in the 2006 Long Term Incentive Program to make more shares available for other employees.

In addition to the shares for the 2006 Program, the annual award of 12,500 shares of restricted common stock to non-employee directors, as described below on page 20 under “2006 Directors’ Compensation,” will be made from the LTIP. Other than such director equity compensation and our commitments to employees under the 2006 Program, it is not possible to predict the benefits or amounts that will be received by, or allocated to, particular individuals or groups eligible to receive future awards. The selection of officers, employees, consultants and non-employee directors who will receive future awards under the LTIP and the size and types of awards will be determined by the Committee and the Board of Directors.

The Company intends to provide five-year incentive compensation to its employees under the 2006 Program even if the amendment is not approved by the shareholders. If the amendment is not approved, the Committee will consider other compensation alternatives, including the payment of cash to employees.

Equity Compensation Plan Information

The following table provides information as of December 31, 2006 about shares of the Company’s common stock issuable under the equity compensation plans we maintain for our employees, consultants and/or directors:

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted-average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column(a)) (c)
Equity compensation plans approved by shareholders	3,410,223	$7.62	6,719,642	(1)
Equity compensation plans not approved by shareholders	3,195,187	$7.23	20,000	(2)

Total(3)	6,605,410	$7.43	6,739,642

(1)	Consists of 6,660,759 shares available under the LTIP pursuant to the types of awards described on pages 10 and 11 and 58,883 shares available for issuances of restricted stock and shares underlying stock options granted under our 2003 Stock Incentive Plan.
(2)	Represents common stock issuable under our 2003 Stock Award Plan for Non-Employee Directors which was adopted without shareholder approval. Does not include common stock issuable under our 401(k) Make-Up Plan.
(3)	Does not include 293 shares of common stock issuable upon the exercise of stock options assumed by the Company in connection with its acquisition of Hugoton Energy Corporation in 1998. The options expire in October 2008, and their weighted average exercise price is $1.13.

The material features of all our plans are described in notes 7 and 9 of the notes to our financial statements included in our 2006 Form 10-K filed with the Securities and Exchange Commission on March 1, 2007.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE LONG TERM INCENTIVE PLAN. The affirmative vote of the holders of a majority of the shares of common stock present at the meeting, in person or by proxy, will be required for approval of the amendment to the LTIP.

VOTING ITEM 3—PROPOSAL TO AMEND 2003 STOCK AWARD PLAN FOR NON-EMPLOYEE DIRECTORS

We are asking shareholders to vote to approve an amendment to our 2003 Stock Award Plan for Non-Employee Directors (the “Director Plan”) to increase the aggregate number of shares of common stock which are available for awards under the Director Plan from 50,000 shares to 100,000 shares. The additional 50,000 shares requested will allow the Company to continue to provide one-time awards of 10,000 shares to new non-employee directors upon their appointment to our Board of Directors. Our Board approved the amendment, subject to shareholder approval, on March 2, 2007. The full text of the Director Plan, as amended, is included as Exhibit B to this proxy statement.

The purpose of the Director Plan is to attract and retain persons of outstanding competence, who are not employed by the Company, to serve on our Board and to enable such persons to acquire or increase their ownership interests in the Company. Under the terms of the plan, each newly appointed non-employee director is awarded 10,000 shares of our common stock on his or her first day of service as a director.

Our non-employee directors are each required to hold, at all times during their service on the Board, at least 15,000 shares of our common stock and new directors are given one year from their date of appointment to attain the required ownership level. Awards from the Director Plan provide our new non-employee directors with immediate ownership in the Company and reduce the out-of-pocket investment required by the director to meet the ownership requirement.

Since its inception in January 2003, we have issued 40,000 shares to new non-employee directors under the Director Plan, leaving only 10,000 shares, or one award, available for newly appointed directors in the future. The additional 50,000 shares of common stock the Board has reserved for issuance under the Director Plan pursuant to the amendment represents approximately 0.01% of our outstanding common shares and five 10,000-share awards for new directors. If the amendment is not approved by our shareholders, we will not be able to continue to award 10,000 shares of common stock to new directors in the future and we will reconsider the stock ownership requirements of our directors, including the initial period of time given to each director to meet our ownership requirements.

Plan Features

Administration. The Board of Directors is responsible for administration of the Director Plan and has complete discretion to formulate policies and establish rules and regulations for its administration.

Eligible Participants. Only individuals who are not officers or otherwise employed by the Company or any of its subsidiaries and who become directors of the Company after the effective date of the Director Plan are eligible for awards under the Director Plan.

Shares Available for Award. The maximum number of shares of common stock which are available for award under the Director Plan will be 100,000 shares, an increase of 50,000 shares. Each individual who becomes a non-employee director will be awarded 10,000 shares of common stock on his or her first day of service as a non-employee director. If the amendment is approved, awards to six new non-employee directors may be made under the Director Plan.

The Director Plan provides for appropriate adjustments in the event of a stock split, reverse stock split, stock dividend, combination or reclassification of shares.

Termination and Amendment. The Board may suspend or terminate the Director Plan at any time. In addition, the Board may, from time to time, amend the Director Plan in any manner, but may not adopt any amendment without shareholder approval if in the opinion of counsel to the Company, shareholder approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the common stock may be listed.

Federal Income Tax Consequences. For U.S. federal income tax purposes, on the date of a stock award for which no payment was made by the participant, the participant will recognize ordinary income in an amount equal to the fair market value of the common stock on the award date. Stock awards provide the Company with a deduction equal to the amount of income recognized by the participant, subject to certain deduction limitations. A participant’s adjusted basis in the common stock received through stock awards is equal to any ordinary income related to the award recognized by the participant. If a participant thereafter sells the common stock, any amount realized over (under) the adjusted basis of the common stock will constitute capital gain (loss) to the participant for U.S. federal income tax purposes.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” THE AMENDMENT OF THE 2003 STOCK AWARD PLAN FOR NON-EMPLOYEE DIRECTORS. The affirmative vote of the holders of a majority of the shares of common stock present at the meeting, in person or by proxy, will be required for approval of the amendment to the Director Plan.

CORPORATE GOVERNANCE

The Board of Directors is responsible to the Company’s shareholders for the oversight of the Company and recognizes the importance and necessity that an effective corporate governance environment plays in the Board’s ability to adequately oversee, advise and monitor the Company. The Board has adopted a set of Corporate Governance Principles that address the role, composition and functioning of the Board which is posted on the Company’s website at www.chkenergy.com and is available in print to any shareholder who requests it.

Code of Business Conduct and Ethics

The Board has adopted a Code of Business Conduct and Ethics applicable to all directors, officers and employees of the Company, including our principal executive officer, principal financial officer and principal accounting officer. The Code of Business Conduct and Ethics is posted on the Company’s website at www.chkenergy.com under the Corporate Governance caption and is available in print to any shareholder who requests it. Waivers of provisions of the Code as to any director or executive officer and amendments to the Code must be approved by the Audit Committee of the Board. We will post on our website required disclosure about any such waiver or amendment.

Communications to the Board

The Company has established a Director Access Line whereby shareholders and other interested parties wishing to communicate directly with our non-employee directors may leave telephone messages for the directors. The Director Access Line number is 1-866-291-3401. Alternatively, shareholders and other interested parties can send written communications to non-employee directors as follows:

Chesapeake Energy Corporation Board of Directors

c/o Jennifer M. Grigsby, Secretary

P.O. Box 18496

Oklahoma City, OK 73154

All calls received by the Director Access Line will be reported promptly to the Company’s Secretary. Depending upon the subject matter of the communication, the Secretary will:

•	Handle the inquiry where director input is not deemed necessary, such as a request for information about the Company;

•	Forward the communication to the non-employee directors; or

•	Not forward the communication if it clearly relates to an inappropriate or irrelevant topic.

A report of all communications and their disposition will be provided to the directors at the next regular quarterly meeting of the Board.

Board Independence

In 2007, the Board, through its Nominating and Corporate Governance Committee evaluated the independence of each director in accordance with the NYSE’s corporate governance listing standards which are posted on the Company’s website at www.chkenergy.com. During this review, the Committee considered transactions and relationships between the Company (and/or any of its executive officers) and each director or any member of his immediate family, including those transactions disclosed on page 48 under “Transactions with Related Persons”. As a result of this review, the Committee affirmatively determined that all directors other than Mr. McClendon, due to his employment with the Company, are independent under the NYSE’s director independence standards.

In assessing director independence, the Committee considered any business conducted with or payments made/received by the Company with an organization in which a director served as an executive officer in 2006. All such business and payments considered, with respect to each independent director, represented less than 1% of the organization’s gross revenues during each of the last three years, well below the NYSE’s 2% of gross revenues threshold. The Committee also considered the employment by the Company of members of the directors’ immediate family. The Committee determined that all such transactions and relationships it considered during its review were not material transactions or relationships with the Company and did not impair the independence of the directors.

Executive Sessions

Non-employee directors meet in executive session after each scheduled quarterly Board meeting. The non-employee directors rotate (alphabetically by last name) their service as presiding director over the executive sessions.

THE BOARD OF DIRECTORS AND ITS COMMITTEES

During 2006, the Board of Directors held four meetings in person and nine meetings by telephone conference. Additionally, management frequently discusses matters with the directors on an informal basis. The

Board of Directors has a standing Compensation Committee, an Audit Committee and a Nominating and Corporate Governance Committee. Each director attended, either in person or by telephone conference, at least 90% of the Board and committee meetings held while serving as a director or committee member in 2006. It is the Company’s policy that a majority of the directors be in attendance at all annual meetings of shareholders. All of the Company’s directors attended the 2006 annual meeting of shareholders.

Compensation Committee

The Compensation Committee is responsible for establishing the Company’s compensation policies and monitoring the implementation of the Company’s compensation system for its executives. The Committee’s objective is to develop an executive compensation system that encourages both short-term and long-term performance aligned with shareholders’ interests and is competitive with the Company’s peers.

Messrs. Whittemore and Maxwell and Governor Keating serve on the Compensation Committee. Mr. Maxwell joined the Committee in March 2007 and Mr. Whittemore and Governor Keating constituted the Compensation Committee in 2006. The Compensation Committee held three meetings during 2006. Messrs. Whittemore and Maxwell and Governor Keating are independent, as determined by the Board of Directors in accordance with the NYSE corporate governance listing standards. A copy of the Compensation Committee Charter, as approved by the Committee and the Board of Directors, is posted on the Company’s website at www.chkenergy.com and is available in print to any shareholder who requests it.

The Compensation Committee has delegated its authority for the administration of the Company’s compensation program with respect to all employees who are not executive officers to the Employee Compensation and Benefits Committee (“ECBC”). The ECBC is chaired by Mr. McClendon, our chairman and chief executive officer, and further consists of our chief financial officer, chief operating officer, senior vice president—human resources, general counsel, vice president—compensation and benefits, vice president— human resources and corporate secretary. For purposes of granting equity compensation to employees who are not executive officers, the ECBC consists of Mr. McClendon and all other members of the ECBC act in an advisory capacity only. The ECBC held four meetings during 2006.

Director Compensation. The full Board, rather than the Compensation Committee, is responsible for establishing and approving director compensation. The Company analyzes its director compensation package on an annual basis and provides the Board with its analysis and recommendations for adjustments, if any, at the Board’s meeting in March of each year. Adjustments to director compensation are subsequently considered and approved by the Board at its meeting in June. Cash compensation adjustments approved by the Board in June are effective July 1 and annual restricted stock awards to directors are issued on the first trading day in July.

Employee Compensation. We review the cash and equity compensation for substantially all of the Company’s employees, including executive officers, on a semi-annual basis, in June and December. With respect to the June compensation review, salary adjustments are effective on July 1, cash bonuses are paid prior to the last business day in July and restricted stock is awarded effective the first trading day of July. With respect to the December compensation review, salary adjustments are effective on January 1 of the following year, cash bonuses are paid prior to the last business day in January and restricted stock is awarded effective the first trading day of January. Employees of certain of our drilling and service operations subsidiaries do not receive equity compensation. Our employees who are subject to collective bargaining agreements receive cash compensation in accordance with the agreement and do not receive equity compensation.

Executive Officer Compensation. Mr. McClendon together with Mr. Rowland are responsible for analyzing, developing and recommending base salary adjustments, cash bonuses and restricted stock awards with respect to the Executive Officers, including themselves, for review, discussion and approval by the Committee at its regularly scheduled meetings in June and December of each year.

Senior Management Compensation. Messrs. McClendon, Rowland and Dixon, collectively representing the ECBC, are responsible for developing and approving base salary adjustments, cash bonuses and restricted stock awards for employees representing the Company’s senior management team. These employees include senior vice presidents, vice presidents and our senior-most managers and directors.

All Other Employee Compensation. The Company’s human resources department coordinates the semi-annual compensation review process for all other employees through an automated program that allows supervisors to provide performance assessments and to propose compensation adjustments for his/her subordinates. Each supervisor’s performance assessments and compensation proposals are sequentially reviewed, adjusted, approved and forwarded upward through the supervisor’s chain-of-command and are aggregated by department. Each department head then meets with Messrs. McClendon, Rowland and Dixon, representing the ECBC, for final discussion, adjustment and approval of base salary, cash bonuses and restricted stock awards with respect to all employees under the department head. Additionally, compensation adjustments for employees who are members of a director’s immediate family are submitted by the ECBC to the Compensation Committee for review and approval along with executive officer compensation.

Internal Pay Equity and Tally Sheets. In performing our semi-annual reviews of executive compensation, the Compensation Committee reviews a spreadsheet showing “internal pay equity” within the senior management group. This spreadsheet shows the base salary, cash bonus and equity compensation of our senior management levels (including the CEO, executive officers, senior vice presidents, vice presidents and our senior-most managers and directors) for the prior three years. Additionally, the Committee reviews tally sheets prepared by management which aggregate all components of cash and equity compensation, calculates estimates of compensation payments due under various termination scenarios and estimates wealth accumulation over time from equity compensation at various stock prices.

Compensation Consultants. Neither the Compensation Committee nor the ECBC employs the services of compensation consultants in determining or recommending executive officer and director compensation.

Audit Committee

The duties and the objectives of the Audit Committee are described under “Audit Committee Report” below. Messrs. Kerr, Davidson and Maxwell and Senator Nickles served on the Audit Committee in 2006 and in March 2007, Mr. Miller replaced Mr. Maxwell on the Audit Committee. The Committee held eight meetings during 2006. Messrs. Kerr, Davidson, Maxwell and Miller and Senator Nickles are all independent, as determined by the Board in accordance with Section 10A of the Securities Exchange Act of 1934 and the NYSE corporate governance listing standards. Messrs. Kerr and Miller, and Mr. Maxwell for 2006, were designated by the Board as “audit committee financial experts” as defined in Item 407(d) of Regulation S-K. For the relevant experience of Messrs. Kerr, Miller and Maxwell, please refer to their respective biographies set forth herein. The full text of the Committee’s charter is available on the Company’s website at www.chkenergy.com under Corporate Governance and is available in print to any shareholder who requests it.

Nominating and Corporate Governance Committee

The duties and objectives of the Nominating and Corporate Governance Committee are described under “Report of the Nominating and Corporate Governance Committee” below. In 2006, Messrs. Whittemore and Davidson and Governor Keating served on the Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee met twice in 2006. Each of the Committee members is independent, as determined by the Board of Directors in accordance with the NYSE’s corporate governance listing standards. A copy of the Nominating and Corporate Governance Committee Charter, as approved by the Committee and the Board of Directors, is posted on the Company’s website at www.chkenergy.com and is available in print to any shareholder who requests it.

2006 Directors’ Compensation

The following table sets forth the compensation earned by our non-employee directors in 2006:

Name	Fees Earned or Paid in Cash ($)	Stock Awards ($)(a)	Option Awards ($)(b)	All Other Compensation ($)(c)	Total ($)
Richard K. Davidson	$94,833	$360,357	$—	$64,035	$519,225
Frank Keating	$104,000	$164,157	$—	$68,422	$336,579
Breene M. Kerr	$104,500	$164,157	$—	$37,901	$306,558
Charles T. Maxwell	$107,000	$164,157	$—	$648	$271,805
Don Nickles(d)	$104,000	$164,157	$—	$39,971	$308,128
Frederick B. Whittemore	$107,000	$164,157	$—	$49,976	$321,133

(a)	The amounts shown in this column represent the expense recognized in our financial statements in 2006 for the fair value of restricted stock granted in 2006 and prior fiscal years in accordance with SFAS 123(R). As of December 31, 2006, the aggregate number of shares of unvested restricted stock held by each of the directors, excluding Mr. Davidson, was 15,625 shares. As of December 31, 2006, Mr. Davidson held 9,375 shares of unvested restricted stock.

On March 1, 2006, Mr. Davidson received an award of 10,000 shares of common stock with a value, based on the closing price of the Company’s common stock on the date of the award, of $304,300, pursuant to our 2003 Stock Award Plan for Non-Employee Directors.

On July 3, 2006, each of the directors received an award of 12,500 shares of restricted stock with a value, based on the closing price of the Company’s common stock on the date of the award, of $384,250.

(b)	We granted no stock options in 2006. As of December 31, 2006, the aggregate numbers of shares of common stock subject to stock options held by each of the directors were as follows: Mr. Maxwell, 120,000 shares; Senator Nickles, 25,000 shares; and Mr. Whittemore, 72,500 shares. As of December 31, 2006, Messrs. Davidson and Kerr and Governor Keating held no stock options.
(c)	Includes (i) gross-up payments for taxes incurred when family members accompany non-employee directors on fractionally-owned company aircraft when travel is related to their service to the Company; and (ii) personal use of fractionally-owned company aircraft (Mr. Davidson, $62,480; Governor Keating, $67,163; Mr. Kerr, $37,901; Senator Nickles, $39,723; and Mr. Whittemore, $49,976). Mr. Maxwell did not use fractionally-owned company aircraft for personal travel in 2006. The value of the personal use of fractionally-owned company aircraft is based on the incremental cost to the Company determined by the number of flight hours multiplied by the hourly variable operating costs. The variable operating costs include the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees and trip-related parking/hangar costs. Since the fractionally-owned company aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on the usage, such as purchase costs and maintenance costs not related to trips.
(d)	Senator Nickles deferred $101,500 of his 2006 cash retainer and meeting fees into the Deferred Compensation Plan. Please refer to the narrative to the Nonqualified Deferred Compensation Table on page 44 for more information about the Deferred Compensation Plan.

Non-employee director compensation currently consists of (i) an annual retainer of $50,000, payable in quarterly installments of $12,500; (ii) $10,000 and $2,500 payable for each board meeting attended in person and telephonically, respectively, not to exceed $75,000 per year for board meetings attended; and (iii) an annual grant of 12,500 shares of restricted stock, 25% of which vests immediately upon award and the remaining 75% of which vests ratably over the three years following the date of award. The annual grant of restricted stock is made from our Long Term Incentive Plan (see page 6, “Voting Item 2—Proposal to Amend Long Term Incentive Plan”) on the first business day in July of each year. No additional compensation is paid to directors for participating on or chairing a Board committee. Directors are also reimbursed for travel and other expenses directly related to their service as directors.

Directors are eligible to defer any or all of their annual retainers and/or meeting fees through the Chesapeake Energy Corporation Deferred Compensation Plan on a tax-favored basis. Deferrals into the Deferred Compensation Plan are not matched or subsidized by the Company nor are they eligible for above-market or preferential earnings. Please refer to the narrative to the Nonqualified Deferred Compensation Table on page 44 for more information about the Deferred Compensation Plan. In addition, non-employee directors are required to hold at least 15,000 shares of the Company’s common stock at all times while serving as a director. Newly appointed directors are given one year from the date of appointment to comply with this stock ownership requirement.

Under the Company’s 2003 Stock Award Plan for Non-Employee Directors, 10,000 shares of our common stock are awarded to each newly appointed non-employee director on his or her first day of service. This plan is discussed in further detail on page 15, “Voting Item 3—Proposal to Amend 2003 Stock Award Plan for Non-Employee Directors.”

Under the Company’s policy regarding the use of fractionally-owned company aircraft, our directors are provided access to fractionally-owned company aircraft for travel to and from Board meetings. For Board meetings and other Company activities at which the attendance of a director’s spouse and immediate family members are also requested by the Company, we make tax gross-up payments to the director associated with the taxable compensation attributable to the spouse/family member travel. In addition, each non-employee director is entitled to personal use of fractionally-owned company aircraft seating eight passengers or fewer for up to 40 hours of flight time per calendar year in North America, the Caribbean and Mexico. We apply the Internal Revenue Service’s Standard Industry Fare Level (“SIFL”) valuation methodology to determine the taxable compensation attributable to our directors’ personal usage of fractionally-owned company aircraft.

Audit Committee Report

The Audit Committee assists the Board of Directors in overseeing (i) the integrity of the Company’s financial statements; (ii) the Company’s compliance with legal and regulatory requirements; (iii) the independent auditor’s qualifications and independence; and (iv) the performance of the Company’s internal auditors and independent auditor. In so doing, it is the responsibility of the Committee to maintain free and open communication between the directors, the independent auditor and the management of the Company.

The Committee is directly responsible for the appointment, compensation, retention and oversight of the work of the independent auditor for the purpose of preparing or issuing audit reports or performing other audit, review or attest services for the Company. The independent auditor reports directly to the Committee.

The Committee has discussed and reviewed with management the audited financial statements of the Company for the year ended December 31, 2006. The Committee has also discussed with our independent auditing firm, PricewaterhouseCoopers LLP, the matters required by Statement on Auditing Standards No. 61, Communication with Audit Committees, as amended by Statement on Auditing Standards No. 90. The Committee has received and reviewed the written disclosures from PricewaterhouseCoopers LLP as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, regarding the firm’s independence. We have discussed with PricewaterhouseCoopers LLP its independence and considered the compatibility of non-audit services rendered by PricewaterhouseCoopers LLP with its independence. Based on these reviews and discussions, the Committee recommended to the Board of Directors that the Company’s audited financial statements be included in its 2006 Annual Report on Form 10-K for filing with the Securities and Exchange Commission.

Members of the Audit Committee:

Breene M. Kerr, Chairman

Richard K. Davidson

Pete Miller

Don Nickles

Nominating and Corporate Governance Committee Report

The Nominating and Corporate Governance Committee is responsible for identifying and recommending qualified candidates to the Board for nomination as members of the Board and for recommending to the Board the corporate governance principles applicable to the Company.

The Committee periodically assesses, and advises the Board, whether the current size of the Board is sufficient to function effectively as a body, assesses the current Board mix and considers skill sets that would complement those of the current Board and provide value-added perspective.

It is an increasing challenge to identify highly qualified candidates who are willing to serve on public company boards. Therefore, we believe it is essential to continuously and actively identify and evaluate candidates, on an informal basis, who would potentially be willing to serve as a director on the Board at some future time. We may also use our network of contacts or may engage, as we deem appropriate, a professional search firm to identify potential candidates. In addition, we will consider director candidates recommended by shareholders.

The Committee has no minimum qualifications for candidates. In general, however, we review and evaluate both incumbent and potential new directors in light of the following criteria:

•	experience in business, government, education, technology or public interests;

•	high-level managerial experience in large organizations;

•	breadth of knowledge regarding the Company’s business or industry;

•	specific skills, experience or expertise related to an area of importance to the Company such as energy production, consumption, distribution or transportation, government, policy, finance or law;

•	moral character and integrity;

•	commitment to shareholders’ interests;

•	an understanding of a Board’s fiduciary responsibilities to the shareholders and a director’s duty to represent all shareholders as opposed to individual constituencies;

•	ability to apply sound and independent business judgment;

•	ability to provide insights and practical wisdom based on experience and expertise;

•	ability to read and understand financial statements; and

•	ability to devote the time necessary to carry out the duties of a director, including attendance at meetings and consultation on Company matters.

Qualified candidates for nomination to the Board are considered without regard to race, color, religion, gender, ancestry or national origin.

On an annual basis, in advance of the annual meeting of shareholders, the Committee will recommend to the Board a slate of nominees to be submitted to the Company’s shareholders at the next annual meeting. The Board has the authority to accept, modify or reject the slate of nominees recommended by the Committee.

The Committee, with the approval of the full Board, may determine from time to time that it is in the best interests of the Company and its shareholders to add a new director to the Board between annual meeting dates. If such determination is made, the Committee will evaluate potential candidates, as described above and may make a formal recommendation to the Board that a potential candidate be appointed to the Board to serve until the next annual meeting of the Company’s shareholders.

In accordance with the Company’s bylaws, the Committee considers candidates recommended by a shareholder of record provided such shareholder follows the procedure set forth below. Recommendations complying with the following requirements will receive the same consideration that the Committee’s candidates receive, in accordance with the procedures set forth above.

•

The shareholder must deliver a written notice to the Company’s Secretary recommending a potential director nominee for the Committee’s consideration. Such notice must be delivered to the Company not less than 120 days prior to the meeting of shareholders.

•	The shareholder’s notice must set forth:

a.	All information relating to the proposed nominee that is required to be disclosed in a proxy statement soliciting proxies for the election of directors, pursuant to Regulation 14A of the Securities Exchange Act of 1934;

b.	The nominee’s written consent to being named as a nominee and to serving as a director if elected and the shareholder’s written consent to being identified as a shareholder recommending the nominee;

c.	A statement in support of the nominee indicating why the person should be nominated for election to the Board; and

d.	The name and address of, and number and class of shares of stock beneficially owned by, the shareholder giving the notice.

Members of the Nominating and Corporate Governance Committee:

Frank Keating, Chairman

Richard K. Davidson

Frederick B. Whittemore

INFORMATION REGARDING OFFICERS

Executive Officers

In addition to Mr. McClendon, the following are also executive officers of the Company as of the record date.

Marcus C. Rowland, 54, was appointed Executive Vice President in 1998 and has been the Company’s Chief Financial Officer since 1993. He served as Senior Vice President from 1997 to 1998 and as Vice President —Finance from 1993 until 1997. From 1990 until he joined the Company, Mr. Rowland was Chief Operating Officer of Anglo-Suisse, L.P. assigned to the White Nights Russian Enterprise, a joint venture of Anglo-Suisse, L.P. and Phibro Energy Corporation, a major foreign operation which was granted the right to engage in oil and gas operations in Russia. Prior to his association with White Nights Russian Enterprise, Mr. Rowland owned and managed his own oil and gas company and prior to that was Chief Financial Officer of a private exploration company in Oklahoma City from 1981 to 1985. Mr. Rowland is a Certified Public Accountant. Mr. Rowland graduated from Wichita State University in 1975.

Steven C. Dixon, 48, has been Executive Vice President—Operations and Chief Operating Officer since February 2006. Mr. Dixon was Senior Vice President—Production from 1995 to February 2006 and served as Vice President—Exploration from 1991 to 1995. Mr. Dixon was a self-employed geological consultant in Wichita, Kansas from 1983 through 1990. He was employed by Beren Corporation in Wichita, Kansas from 1980 to 1983 as a geologist. Mr. Dixon graduated from the University of Kansas in 1980.

J. Mark Lester, 54, has been Executive Vice President—Exploration since April 2006. He served as Senior Vice President—Exploration from 1995 to March 2006 and served as Vice President—Exploration from 1989 to 1995. From 1986 to 1989, Mr. Lester was self-employed and acted as a consultant to Messrs. McClendon and Tom L. Ward. He was employed by various independent oil companies in Oklahoma City from 1980 to 1986, and was employed by Union Oil Company of California from 1977 to 1980 as a geophysicist. Mr. Lester graduated from Purdue University in 1975 and 1977.

Douglas J. Jacobson, 53, has been Executive Vice President—Acquisitions and Divestitures since April 2006. He served as Senior Vice President—Acquisitions and Divestitures from 1999 to March 2006. Prior to joining the Company, Mr. Jacobson was employed by Samson Investment Company from 1980 until August 1999, where he served as Senior Vice President—Project Development and Marketing from 1996 to 1999. Prior to joining Samson, Mr. Jacobson was employed by Peat, Marwick, Mitchell & Co. Mr. Jacobson has served on various Oklahoma legislative commissions which have addressed issues in the oil and gas industry, including the Commission of Oil and Gas Production Practices and the Natural Gas Policy Commission. Mr. Jacobson is a Certified Public Accountant and graduated from John Brown University in 1976 and from the University of Arkansas in 1977.

Martha A. Burger, 54, has served as Senior Vice President—Human and Corporate Resources since March 2007. She served as Treasurer from 1995 to March 2007 and as Senior Vice President—Human Resources since 2000. She was the Company’s Vice President—Human Resources from 1998 until March 2000, Human Resources Manager from 1996 to 1998 and Corporate Secretary from 1999 to 2000. From 1994 to 1995, she served in various accounting positions with the Company, including Assistant Controller—Operations. From 1989 to 1993, Ms. Burger was employed by Hadson Corporation as Assistant Treasurer and from 1993 to 1994 served as Vice President and Controller of Hadson Corporation. Prior to joining Hadson Corporation, Ms. Burger was employed by The Phoenix Resource Companies, Inc. as Assistant Treasurer and by Arthur Andersen & Co. Ms. Burger is a Certified Public Accountant and graduated from the University of Central Oklahoma in 1982 and from Oklahoma City University in 1992.

Henry J. Hood, 46, was appointed General Counsel in April 2006, and has served as Senior Vice President—Land and Legal since 1997. He served as Vice President—Land and Legal from 1995 to 1997. Mr. Hood was retained as a consultant to the Company during the two years prior to his joining the Company, and he was associated with the law firm of White, Coffey, Galt & Fite from 1992 to 1995. He was associated with or a partner of the law firm of Watson & McKenzie from 1987 to 1992. Mr. Hood is a member of the Oklahoma and Texas Bar Associations. Mr. Hood graduated from Duke University in 1982 and from the University of Oklahoma College of Law in 1985.

Michael A. Johnson, 41, has served as Senior Vice President—Accounting, Controller and Chief Accounting Officer since 2000. He served as Vice President of Accounting and Financial Reporting from 1998 to 2000 and as Assistant Controller from 1993 to 1998. From 1991 to 1993, Mr. Johnson served as Project Manager for Phibro Energy Production, Inc., a Russian joint venture. From 1987 to 1991, he was employed by Arthur Andersen & Co. Mr. Johnson is a Certified Public Accountant and graduated from the University of Texas at Austin in 1987.

Jennifer M. Grigsby, 38, has served as Senior Vice President and Treasurer since March 2007 and as Corporate Secretary since 2000. She served as Vice President from April 2006 to March 2007 and as Assistant Treasurer from 1998 to March 2007. From 1995 to 1998, she served in various accounting positions with the Company. Ms. Grigsby was employed by Commander Aircraft Company as Supervisor of Finance and Human Resources from 1994 to 1995 and by Deloitte & Touche LLC from 1991 to 1994. Ms. Grigsby is a Certified Public Accountant and Certified Equity Professional. She graduated from Oklahoma State University in 1991 and from Oklahoma City University in 1999.

Other Officers

Jeffrey A. Fisher, 47, has been Senior Vice President—Production since February 2006. He was Vice President—Operations for Chesapeake’s Southern Division from July 2005 to February 2006 and served as Operations Manager from May 2003 to July 2005. Prior to joining Chesapeake, Mr. Fisher held the position of Asset Manager for BP in the Mid-Continent Business Unit from 2000 to May 2003. From 1993 to 2000, Mr. Fisher worked for Vastar Resources as an Engineering Manager. Mr. Fisher began his professional career with ARCO in 1983 as an engineer and served in various technical and management positions of increasing responsibility with ARCO until 1993. Mr. Fisher graduated from Oklahoma State University in 1983 and is a member of the Society of Petroleum Engineers.

James C. Johnson, 49, has served as President of Chesapeake Energy Marketing, Inc., a wholly-owned subsidiary of Chesapeake Energy Corporation, since 2000. He served as Vice President—Contract Administration for the Company from 1997 to 2000 and as Manager—Contract Administration from 1996 to 1997. From 1980 to 1996, Mr. Johnson held various gas marketing and land positions with Enogex, Inc., Delhi Gas Pipeline Corporation, TXO Production Corp. and Gulf Oil Corporation. Mr. Johnson is a member of the Natural Gas & Energy Association of Oklahoma and graduated from the University of Oklahoma in 1980.

Stephen W. Miller, 50, has served as Senior Vice President—Drilling since September 2001. He served as Vice President—Drilling from 1996 to September 2001 and as District Manager—College Station District from 1994 to 1996. Mr. Miller held various engineering positions in the oil and gas industry from 1980 to 1993. Mr. Miller is a registered Professional Engineer and a member of the Society of Petroleum Engineers. Mr. Miller graduated from Texas A & M University in 1980.

Jeffrey L. Mobley, 38, has been Senior Vice President—Investor Relations and Research since February 2006 and was Vice President—Investor Relations and Research from May 2005 to February 2006. From 2002 to May 2005, Mr. Mobley was Vice President of Equity Research at Raymond James & Associates focusing on the exploration and production sector. From 1998 to 2002, Mr. Mobley worked in energy investment banking for Prudential Securities and ABN Amro Securities. Mr. Mobley also worked in the Principal Investments Group and Energy Finance Group at Enron Capital & Trade Resources from 1995 to 1998. Mr. Mobley is a CFA Charterholder and graduated from New Mexico State University in 1991 and the Wharton School of Business at the University of Pennsylvania in 1995.

Thomas S. Price, Jr., 55, has served as Senior Vice President—Corporate Development since April 2005. He was Senior Vice President—Investor and Government Relations from April 2003 to April 2005, Senior Vice President—Corporate Development from 2000 to 2003, Vice President—Corporate Development from 1992 to 2000 and a consultant to the Company during the prior three years. He was employed by Kerr-McGee Corporation, Oklahoma City, from 1988 to 1989 and by Flag-Redfern Oil Company from 1984 to 1988. Mr. Price is a member of the board of directors of the Independent Petroleum Association of America, the Oklahoma Independent Petroleum Association, and the New Mexico Oil and Gas Association. Mr. Price graduated from the University of Central Oklahoma in 1983, from the University of Oklahoma in 1989 and from the American Graduate School of International Management in 1992.

Cathlyn L. Tompkins, 45, was appointed Senior Vice President—Information Technology and Chief Information Officer in January 2006. Ms. Tompkins served as Vice President—Information Technology from July 2005 to January 2006. Prior to joining Chesapeake in November 2004 as Director—Applications and Programming, Ms. Tompkins spent 20 years in IT management and technical positions at various companies including Devon Energy Corporation, Ocean Energy, Inc., Cabot Oil and Gas Corporation, Price Waterhouse LLP and Shell Oil Company. Ms. Tompkins graduated from the University of Alabama in 1983.

SECURITY OWNERSHIP OF MANAGEMENT AND CERTAIN BENEFICIAL OWNERS

Security Ownership

The table below sets forth (i) the name and address and beneficial ownership of each person known by management to own beneficially more than 5% of our outstanding common stock, and (ii) the beneficial ownership of common stock of our nominees, directors and executive officers listed in the Summary Compensation Table below and by all directors and executive officers of the Company as a group. Unless otherwise noted, information is given as of the record date and the persons named below have sole voting and/or investment power with respect to such shares.

Beneficial Owner	Outstanding Shares		Common Stock				Percent of Class
			Share Equivalents		Total Ownership
Southeastern Asset Management, Inc.	46,449,647		—		46,449,647	(a)	10.1%
6410 Poplar Ave., Suite 900 Memphis, TN 38119

FMR Corp. 82 Devonshire Street Boston, MA 02109	41,646,899		2,654,501		44,301,400	(b)	9.62%

Aubrey K. McClendon 6100 North Western Avenue Oklahoma City, OK 73118	25,740,747	(c)(d)	473,195	(e)	26,213,942		5.69%

Tom L. Ward P.O. Box 54525 Oklahoma City, OK 73154	23,816,390		—		23,816,390	(f)	5.17%

Frederick B. Whittemore	937,915	(h)	72,500	(g)	1,010,415		(1)

Steven C. Dixon	156,933	(l)	383,750	(g)	540,683		(1)

Breene M. Kerr	225,625	(i)	—		225,625		(1)

Douglas J. Jacobson	70,795	(l)	91,800	(g)	162,595		(1)

Charles T. Maxwell	24,375	(d)(j)	120,000	(g)	144,375		(1)

J. Mark Lester	73,329	(k)(l)	11,875	(g)	85,204		(1)

Marcus C. Rowland	65,423	(d)(l)	—		65,423		(1)

Don Nickles	21,275		25,000	(g)	46,275		(1)

Frank Keating	36,783		—		36,783		(1)

Pete Miller	25,000		—		25,000		(1)

Richard K. Davidson	23,125		—		23,125		(1)

All directors and executive officers as a group	27,624,581		1,972,121		29,596,702		6.40%

(1)	Less than 1%
(a)	This information is as of February 28, 2007, as reported in a Schedule 13G/A filed jointly by Southeastern Asset Management, Inc. and O. Mason Hawkins on March 7, 2007. The Schedule 13G/A reports (i) sole power to vote or to direct the vote of 24,856,447 shares; (ii) shared power to vote or direct the vote of 17,856,200 shares with Longleaf Partners Funds Trust; (iii) no power to vote 3,737,000 shares; (iv) sole power to dispose or to direct the disposition of 28,567,447 shares; (v) shared power to dispose or to direct the disposition of 17,856,200 shares with Longleaf Partners Funds Trust; and (vi) no power to dispose or to direct the disposition of 26,000 shares by Southeastern Asset Management, Inc.

(b)	This information is as of December 31, 2006, as reported in a Schedule 13G/A filed jointly by FMR Corp., Edward C. Johnson 3d and Fidelity Management & Research Company on February 14, 2007. The Schedule 13G/A reports (i) sole power to dispose of or to direct the disposition of 42,805,564 shares by FMR Corp., Edward C. Johnson 3d and Fidelity Management & Research Company; (ii) sole power to vote or to direct the vote of and to dispose of or to direct the disposition of 1,500 shares by FMR Corp., Edward C. Johnson 3d and Pyramis Global Advisors, LLC; (iii) sole power to vote or to direct the vote of 441,714 shares and sole power to dispose of or to direct the disposition of 471,114 shares by FMR Corp., Edward C. Johnson 3d and Pyramis Global Advisors Trust Company; (iv) sole power to vote or to direct the vote of 953,280 shares, sole power to dispose of or to direct the disposition of 1,019,480 shares and no power to vote or direct the voting of 66,200 shares by Fidelity International Limited; and (v) no shared voting or disposition power. Shares reported include beneficial ownership by the following wholly owned subsidiaries of FMR Corp.: Fidelity Management & Research Company (42,805,564 shares, including share equivalents of 1,047,898 shares of common stock issuable upon conversion of 270,000 shares of 5% (2005A) convertible preferred stock; 558,731 shares of common stock issuable upon conversion of 246,800 shares of 4.5% convertible preferred stock; 382,901 shares of common stock issuable upon conversion of 149,600 shares of 5.0% (2005B) convertible preferred stock; 229,488 shares of common stock issuable upon conversion of 32,000 shares of 6.25% convertible preferred stock; and 296,903 shares of common stock issuable upon conversion of $11.6 million principal amount of 2.75% convertible senior notes due 2035), Strategic Advisers, Inc. (3,742 shares), Pyramis Global Advisors, LLC (1,500 shares), Pyramis Global Advisors Trust Company (471,114 shares), and Fidelity International Limited (1,019,480 shares, including share equivalents of 52,522 shares of common stock issuable upon conversion of 23,200 shares of 4.5% convertible preferred stock and 86,058 shares of common stock issuable upon conversion of 12,000 shares of 6.25% convertible preferred stock ).
(c)	Includes (i) 13,671 shares held by Chesapeake Investments, an Oklahoma limited partnership of which Mr. McClendon is sole general partner; (ii) 100,079 shares purchased on behalf of Mr. McClendon in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan; (iii) 33,844 shares of vested Common Stock purchased on behalf of Mr. McClendon in the Chesapeake Energy Corporation 401(k) Make-Up Plan; and (iv) 228 shares held by Mr. McClendon’s immediate family members sharing the same household.
(d)	Includes shares held in bank or brokerage margin accounts or escrow accounts securing brokerage accounts (Aubrey K. McClendon, 25,560,388 shares; Charles T. Maxwell, 9,375 shares; and Marcus C. Rowland, 25,131).
(e)	Includes 387,595 shares which can be acquired on the record date or within 60 days thereafter through the exercise of stock options and 85,600 shares which can be acquired upon exercise by the holder of written put options.
(f)	This information is as of February 26, 2007, as reported in a Schedule 13D/A filed by Tom L. Ward on March 16, 2007. The Schedule 13D/A reports sole voting and dispositive power of 23,816,390 shares, including 16,747,192 shares which are subject to forward sale agreements and 3,000,000 shares which are subject to collar transactions.
(g)	Represents shares of common stock which can be acquired through the exercise of stock options on the record date or within 60 days thereafter.
(h)	Includes 41,750 shares held by Mr. Whittemore as trustee of the Whittemore Foundation.
(i)	Includes 51,000 shares held by Talbot Fairfield II Limited Partnership, of which Mr. Kerr is a general partner.
(j)	Includes 15,000 shares held by the Maxwell Family Living Trust.
(k)	Includes 1,000 shares held by the Lester Family Foundation.
(l)	Includes shares purchased on behalf of the executive officer in the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan (Steven C. Dixon, 21,867 shares; J. Mark Lester, 22,526 shares; Douglas J. Jacobson, 11,693 shares; and Marcus C. Rowland, 25,940 shares) and shares of vested common stock purchased on behalf of the executive officer pursuant to the Chesapeake Energy Corporation 401(k) Make-Up Plan (Steven C. Dixon, 11,613 shares; J. Mark Lester, 11,053 shares; Douglas J. Jacobson, 1,228 shares; and Marcus C. Rowland, 14,352 shares).

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires our directors and executive officers and persons who beneficially own more than 10% of the Company’s common stock to file reports of ownership and subsequent changes with the Securities and Exchange Commission. Based only on a review of copies of such reports and written representations delivered to the Company by such persons, the Company believes that there were no violations of Section 16(a) by such persons during 2006 except that Mr. McClendon filed one late Form 4 to report purchases of 228 shares of common stock by his children.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

The goal for our executive compensation system is to encourage both short-term and long-term performance aligned with shareholders’ interests. In establishing executive compensation, our objective is to attract, retain and motivate executive officers and key employees with the competence, knowledge and experience to promote the growth and profitability of the Company.

Our executive compensation system is designed to take into consideration and reward the following:

•	Individual performance;

•	Performance of the executive’s department or functional unit;

•	Operational performance of the Company, with respect to our production, reserves, finding and operating costs, drilling results, risk management activities and asset acquisitions;

•	Financial performance of the Company, with respect to our cash flow, net income, cost of capital, general and administrative costs and common stock price performance;

•	Level of responsibility; and

•	Soft skills—leadership ability, demonstrated commitment to the organization, motivational skills, attitude and work ethic.

As the chief executive officer and a founder of the Company, Mr. McClendon has been instrumental in shaping the vision for the Company and transforming it into a leader in U.S. natural gas production. Accordingly, his compensation is predominantly awarded in the form of long-term equity incentives. As a significant shareholder, Mr. McClendon has a major portion of his personal wealth tied directly to sustained stock price appreciation and performance, providing direct alignment with shareholder interests.

The company provides Mr. McClendon with certain perquisites specifically designed to provide him with the flexibility to focus on the myriad of critical and complex issues that currently face the U.S. natural gas industry while remaining involved in the oversight of the day-to-day management of the Company.

Because of Mr. McClendon’s unique role as a founder of the Company, he is the only executive with the opportunity to participate as a working interest owner in the oil and natural gas wells that the Company drills. The Founder Well Participation Program (“FWPP”), which was approved by our shareholders on June 10, 2005 (see Transactions with Related Persons on page 46) is a continuation of the well participation program previously administered through Mr. McClendon’s employment agreement and initiated by the Company in connection with its initial public offering in February 1993. The FWPP fosters and promotes the development and execution of the Company’s business by: (a) retaining and motivating our chief executive officer who founded the Company; (b) aligning the financial rewards and risks of Mr. McClendon with the Company more effectively and directly than other performance incentive programs maintained by many of the Company’s peers; and (c) imposing on Mr. McClendon the same risks incurred by the Company in its exploration and production operations. The Compensation Committee reviews Mr. McClendon’s participation in the FWPP on a semi-annual basis and annually adjusts the acreage costs charged to Mr. McClendon to ensure he reimburses the Company for such costs.

The Company currently considers the positions of chief operating officer and chief financial officer to be equivalent in terms of the level of responsibility and the significance of contribution to the Company. However, because Mr. Rowland chose to forgo an award of restricted stock under our 2006 Long Term Incentive Program, the Compensation Committee rewarded him with additional permitted personal usage of our fractionally-owned company aircraft. Specifically, Mr. Rowland’s performance is measured in terms of his execution of the Company’s hedging program, the quality of the Company’s financial reporting, access to capital markets, balance sheet management, stock price performance and the performance of the accounting, treasury and information technology departments. Mr. Dixon’s performance is measured in terms of the Company’s production rates, finding and operating costs, drilling results, reserve replacement, and leasehold acquisition efforts.

The Company also considers our executive vice president—exploration and executive vice president—acquisitions and divestitures positions to be of equivalent responsibility and significance to the Company. Mr. Lester’s performance is measured in terms of the Company’s drilling results and reserve replacement. Mr. Jacobson’s performance is measured in terms of his team’s identification, negotiation, execution and integration of attractive acquisition targets.

Elements of Compensation

We have historically favored a simple, easy to understand and easy to administer compensation program that we utilize throughout the Company rather than a more complex structure with different programs for different employee groups. We provide short-term compensation in the form of base salaries and cash bonuses and our restricted stock program provides long-term incentives to our employees. Additionally, our more highly-compensated employees, including our executive officers, are eligible for compensation deferral and company matching opportunities beyond IRS limitations through a nonqualified deferred compensation program and certain perquisites.

We believe that as an individual’s business responsibilities increase, the proportion of his or her variable, long-term compensation as a percentage of total compensation should increase. Therefore, depending upon an executive officer’s level of responsibility, his or her annual base salary is typically only 10%-20% of the officer’s total salary, bonus and equity compensation. Additionally, Mr. McClendon’s compensation, as our Chairman and CEO, but also as the Company’s founder, is more heavily weighted towards long-term equity compensation, which generally represents approximately 70%-80% of his annual total compensation, to better align his compensation with his responsibility for the long-term strategies, growth and profitability of the Company. The Compensation Committee does not utilize pre-determined guidelines for allocating between cash and equity and short-term and long-term compensation.

The Company has not utilized any specific tools or contracted for services to benchmark its total compensation, or any material element of compensation, to peer companies or other benchmarks. However, the Company does review and consider the executive compensation programs of its peers at least annually to ensure the Company’s compensation programs remain competitive.

The Compensation Committee reviews the following elements of executive officer compensation on a semi-annual basis, as described on page 18 under “Compensation Committee”, and approves adjustments as it deems appropriate. Our CEO, COO, CFO and Senior Vice President—Human and Corporate Resources provide the Compensation Committee with detailed analyses and recommendations regarding each element of executive officer compensation to facilitate the Compensation Committee’s reviews.

Base Salary. The base salary levels of our executive officers are intended to reflect each officer’s level of responsibility, leadership ability and the contribution of the officer’s department or functional unit to the success and profitability of the Company. Although we review the salary levels of executive officers of peer companies to determine whether our executive officers’ salaries are reasonable in comparison, we do not specifically target a percentile or range within peer group salary levels for our executive officers’ salaries.

Cash Bonuses. Cash bonuses are awarded to the executive officers based on a subjective evaluation of the performance of the Company and the individual during the six-month review period. The Company’s financial and operating performance measurements are based on reserves, production, net income, cash flow, successful drilling results, finding and operating costs, general and administrative costs, asset acquisitions and divestitures, risk management activities and common stock price performance. Individual performance factors include leadership, commitment, attitude, motivational effect, level of responsibility, prior experience and extraordinary contributions to the Company. Additionally, individual performance by an executive officer in a review period that is expected to provide substantial benefit to the Company in future periods is also considered in semi-annual cash bonus decisions.

Cash bonuses are discretionary and not awarded pursuant to a formal plan or an agreement with any executive officer. Additionally, cash bonuses are not awarded based on objective Company or individual performance criteria or targets.

Restricted Stock. Consistent with our compensation objectives, we believe stock-based compensation provides strong incentives for long-term financial performance that increases shareholder value while retaining executive officers. Specifically, in conjunction with the Compensation Committee’s semi-annual review of cash compensation, on the first business day of each January and July, we award restricted stock that vests over a period of four years to employees, including executive officers. After June 2003, we chose to award restricted stock, rather than stock options, for the following reasons:

•	The Company could realize a substantial reduction in its annual stock usage rate or “burn rate”, without a reduction in compensation value transferred to the executives;

•	A lower annual stock usage rate would reduce the dilutive effect of stock compensation to our shareholders;

•	The income statement impact of restricted stock is more predictable, and less volatile, than that of stock options; and

•	Structurally, we believe restricted stock better facilitates long-term employee stock ownership than stock options.

Because the semi-annual award of restricted stock to our employees is primarily intended to provide incentives for future financial performance and not rewards for prior performance, the Compensation Committee does not consider current holdings of Company securities, the amount and terms of stock options or restricted stock previously granted to the executive officer or gains realized by the executive officer from prior awards of restricted stock or stock options when granting restricted stock to executive officers.

Other Compensation Arrangements. We also provide compensation in the form of personal benefits and perquisites to our executive officers. Most of the benefits we provide to our executive officers are the same benefits that we provide to all employees or large groups of senior-level employees, including health and welfare insurance benefits, 401(k) matching contributions, nonqualified deferred compensation arrangements and financial planning services (see footnotes and narrative to the Summary Compensation Table). We do not have a pension plan or any other retirement plan other than our 401(k) and nonqualified deferred compensation plans.

The perquisites that we provide exclusively to our chief executive officer, executive vice presidents and senior vice presidents include reimbursement of monthly country club dues and personal use of fractionally-owned company aircraft (see narrative to the Summary Compensation Table). Feedback from our executive officers indicates that access to fractionally-owned company aircraft for personal use greatly enhances productivity and work-life balance which we believe may impact their willingness to work to or beyond normal retirement age. Additionally, we provide accounting support services to our chief executive officer and chief financial officer, a portion of which is reimbursed to the Company by the chief executive officer. The Compensation Committee regularly reviews the terms under which these perquisites are provided and their value in relation to the executive’s total compensation package; however, as these benefits and perquisites represent generally less than 15% of the executive officers’ total compensation, they do not materially influence the Compensation Committee’s decisions in setting such officers’ total compensation. Further, the Company includes the above benefits and perquisites as taxable income to the executive on Form W-2 after each fiscal year, in accordance with Internal Revenue Service (IRS) guidelines.

Our qualified 401(k) profit sharing plan is the Chesapeake Energy Corporation Savings and Incentive Stock Bonus Plan, which is open to employees of the Company and all our subsidiaries except certain employees of Chesapeake Appalachia, L.L.C. Eligible employees may elect to defer compensation through voluntary contributions to their 401(k) plan accounts, subject to plan limits and those set by the IRS. The Company matches employee contribution dollar for dollar with shares of our common stock purchased in the open market for up to 15% of an employee’s annual base salary and bonus compensation.

Termination Arrangements

We maintain employment agreements with our executive officers, the material terms of which are described throughout this proxy statement. The Compensation Committee reviews the terms of the agreements at least annually, generally focusing on the permitted activities allowed for our executive officers, the competitiveness, value and adequacy of the severance arrangements and the competitiveness and value of the perquisites and other personal benefits provided to such officers, as well as permitted outside activities. Please refer to the narrative to the Post-Employment Compensation tables for details of the termination arrangements for our named executive officers.

The energy industry’s history of terminating professionals during its cyclical downturns, and the more current trend of mergers, acquisitions and consolidation, are two important factors that have contributed to a widespread, heightened concern for long-term job stability by many professionals in our industry. In response to this concern, arrangements that provide compensation guarantees in the event of an employee’s termination without cause, change of control, death or incapacity have become common practice. These provisions in our employment agreements are integral to our ability to recruit and retain the high caliber of professionals that are critical to the successful execution of our business strategy.

Additionally, in 2006, the Compensation Committee added provisions to the employment agreements of our CEO, executive vice presidents and senior vice presidents that provide for accelerated vesting of unvested equity compensation upon retirement. The percentage of unvested equity compensation to be vested upon retirement ranges from 0% to 100% based on the executive’s age and years of service at retirement. This provision was added to recognize the longevity of our senior management team and, because we do not have a pension plan, is intended to motivate our executives to remain with the Company until retirement. We have been a public company for 14 years and, among our named executive officers, the employment of Messrs. McClendon, Rowland, Dixon and Lester pre-dates our initial public offering and Mr. Jacobson is in his eighth year as an employee with the Company.

Accounting and Tax Treatment of Compensation

In structuring executive compensation, the Company analyzes the anticipated accounting and tax treatment of various arrangements and payments; however, the accounting for or deductibility of compensation is not a determinative factor in compensation decisions. We award compensation which is not deductible under Section 162(m) of the Internal Revenue Code, or which results in less favorable accounting treatment than other types of compensation arrangements, if we believe it is consistent with our compensation objectives and would be in the best interest of the Company and its shareholders. Compensation recognized by the executive officers upon the vesting of restricted stock, as currently structured, is not deductible pursuant to Section 162(m), which limits the tax deduction to $1 million for compensation paid by a publicly held company to its chief executive officer and each of the Company’s four other most highly compensated executive officers, unless certain performance-based requirements are met.

In 2006, like many other public companies, we received investor inquiries regarding our practices in granting employee and executive stock options in past years, one of which questioned the timing of several option grants during the period from 1995 to 2003 in relation to the trading price of our common stock. Our Audit Committee undertook internal reviews of our practices in this area, including these specific option grants, primarily for the purpose of confirming that the past accounting treatment of our equity compensation awards was appropriate. While these internal reviews revealed some deficiencies in the documentation of our option grants in prior years, there was no evidence of any misconduct by our executives or directors in the timing or selection of our option grant dates, or that would cause us to conclude that our prior accounting for stock option grants was incorrect in any material respect.

Stock Ownership Requirements

Each executive officer has a stock ownership obligation arising from his or her employment agreement. Mr. McClendon is required to hold shares of the Company’s common stock having an aggregate investment value equal to 500% of his annual base salary and bonus. Our executive vice presidents, including Messrs. Rowland, Dixon, Lester and Jacobson are required to hold not less than 25,000 shares of the Company’s common stock throughout the term of their agreements and our senior vice presidents are required to hold not less than 10,000 shares of the Company’s common stock throughout the term of their employment agreements. The Compensation Committee reviews a report of each executive officer’s stock ownership at its meetings in June and December of each year.

Compensation Committee Report

The Committee has discussed and reviewed with management the Compensation Discussion and Analysis of the Company for the year ended December 31, 2006. Based on the review and discussion, the Committee recommended to the Board of Directors that the Company’s Compensation Discussion and Analysis be included in its 2006 Annual Report on Form 10-K and 2007 Proxy Statement for filing with the Securities and Exchange Commission.

Members of the Compensation Committee:

Frederick B. Whittemore, Chairman

Charles T. Maxwell

Frank Keating

Summary Compensation Table for 2006

Name and Principal Position	Year	Salary ($)(a)	Bonus ($)(a)	Stock Awards ($)(b)	Option Awards ($)(b)	Non-Equity Incentive Plan Compen- sation ($)(c)	Change in Pension Value and Nonqualified Deferred Compen- sation Earnings ($)(d)	All Other Compen- sation ($)(e)	Total ($)(f)
Aubrey K. McClendon	2006	$975,000	$1,581,000	$9,288,550	$1,412,612	$—	$—	$1,800,198	$15,057,360
Chairman of the Board and Chief Executive Officer

Tom L. Ward(g)	2006	$151,421	$—	$36,584,553	$15,692,084	$—	$—	$1,185,500	$53,613,558
Former President and Chief Operating Officer

Marcus C. Rowland	2006	$675,000	$1,051,000	$2,016,652	$164,794	$—	$—	$657,341	$4,564,787
Executive Vice President—Finance and Chief Financial Officer

Steven C. Dixon	2006	$671,875	$1,053,986	$966,919	$98,130	$—	$—	$352,169	$3,143,079
Executive Vice President—Operations and Chief Operating Officer

J. Mark Lester	2006	$637,500	$851,000	$1,322,385	$98,130	$—	$—	$357,406	$3,266,421
Executive Vice President—Exploration

Douglas J. Jacobson	2006	$637,500	$851,000	$974,154	$81,340	$—	$—	$283,282	$2,827,276
Executive Vice President—Acquisitions and Divestitures

(a)	The amounts shown in these columns include salary and bonus deferrals into the 401(k) Make-Up Plan as follows: Mr. McClendon $373,375, Mr. Ward $22,713, Mr. Rowland $242,721, Mr. Dixon $247,252, Mr. Lester $206,808 and Mr. Jacobson $206,808. The 401(k) Make-Up Plan is discussed in more detail in the narrative to the Nonqualified Deferred Compensation Table. The bonus amounts shown reflect bonuses earned in 2006 which were paid to the executive officers in July 2006 and January 2007.
(b)

The amounts shown in these columns represent the expense recognized in our financial statements in 2006 for the fair value of stock options and restricted stock granted in 2006 and in prior fiscal years, in accordance with SFAS 123(R). Notes 1 and 9 to our consolidated financial statements included in our 2006 Form 10-K describe the manner in which such fair values are calculated and the assumptions used in such calculations. For information regarding the acceleration of Mr. Ward’s equity compensation upon his termination, please refer to footnote (g) to this table. Since Messrs. Rowland, Lester and Jacobson will become retirement-eligible in accordance with the terms of their employment agreements in 2007, 2008 and 2009, respectively, the amortization of the fair value of their restricted stock is based on the time remaining to their 55th birthdays rather than the full four-year vesting periods of the restricted stock awards. Refer to the Grants of Plan-Based Awards Table for additional information regarding restricted stock awards made to the named executive officers in 2006. The Company did not grant stock options in 2006. More information about our named executive officers’ outstanding stock options and restricted stock as of December 31, 2006 is provided in the Outstanding Equity Awards at 2006 Fiscal Year End Table. The amounts shown above reflect our 2006 accounting expense related to our executive officers’ stock options and restricted stock and may not be representative of the actual value that the executive officers will receive from such awards. Stock options and unvested restricted stock do not accrue dividends, nor do we pay dividend equivalents on equity awards.

(c)	The Company does not have any non-equity incentive plans.
(d)	The Company does not have a pension plan. In addition, our nonqualified deferred compensation plans do not provide for above-market or preferential earnings. Our nonqualified deferred compensation plans are discussed in detail in the narrative to the Nonqualified Deferred Compensation Table.
(e)	See the All Other Compensation Table below for additional information.
(f)	The relationship of each named executive officer’s salary and bonus compensation to total compensation for 2006 is the following: Mr. McClendon 17%, Mr. Rowland 38%, Mr. Dixon 55%, Mr. Lester 46% and Mr. Jacobson 53%. As discussed in “Compensation Discussion and Analysis,” as the responsibility level of our employees increase, the variable portion of such compensation increases.
(g)	Mr. Ward resigned as a director, officer and employee of the Company effective February 10, 2006. His resignation agreement provided for the immediate vesting of all of his unvested equity awards, which consisted of stock options to purchase 724,615 shares of our common stock at an average exercise price of $8.01 per share and 1,291,875 shares of restricted stock. The fair value of Mr. Ward’s stock options as of February 10, 2006 was approximately $15.7 million and was calculated using the Black-Scholes option pricing model.

All Other Compensation Table for 2006

Name	Year	Personal Use of Fractionally- Owned Company Aircraft(a)	Accounting Support(b)	Reimbursement of HSR Filing Fees Paid by the Executive(c)	Company Matching Contributions to Retirement Plans(d)	Other(e)	Total
Aubrey K. McClendon	2006	$567,574	$579,302	$280,000	$363,750	$9,572	$1,800,198
Tom L. Ward	2006	$325,175	$451,723	$280,000	$127,713	$889	$1,185,500
Marcus C. Rowland	2006	$351,414	$50,734	—	$236,250	$18,943	$657,341
Steven C. Dixon	2006	$100,959	—	—	$224,531	$26,679	$352,169
J. Mark Lester	2006	$131,748	—	—	$204,375	$21,283	$357,406
Douglas J. Jacobson	2006	$52,356	—	—	$204,375	$26,551	$283,282

(a)	The value of personal use of fractionally-owned company aircraft is based on the incremental cost to the Company determined by the number of flight hours multiplied by the hourly variable operating costs associated with each flight. The variable operating costs include the cost of fuel, trip-related maintenance, crew travel expenses, on-board catering, landing fees and trip-related parking/hangar costs. Since the fractionally-owned company aircraft are used primarily for business travel, we do not include the fixed costs that do not change based on the usage, such as purchase costs and maintenance costs not related to trips. Mr. Ward’s resignation agreement allowed him personal use of fractionally-owned company aircraft through August 10, 2006.
(b)	Under the terms of their employment agreements in 2006, Messrs. McClendon, Ward and Rowland were provided personal accounting support. The value of personal accounting support allocated to each executive officer for 2006 includes allocations of the following with respect to such support personnel: (i) cash compensation; (ii) equity compensation; (iii) company-matching contributions to our 401(k) and 401(k) Make-Up plans; (iv) company-paid life insurance premiums; and (v) overhead (utilities, office equipment, health and welfare benefit plans, etc.). During 2006, Messrs. McClendon and Ward were required by their employment agreements to each reimburse the Company for 50% of the salaries and cash bonuses of the personnel providing such accounting support. Mr. Ward was entitled to accounting support through August 10, 2006 pursuant to his resignation agreement. The amounts in this column are shown net of such reimbursements.
(c)

Filing fees paid by Messrs. McClendon and Ward in 2005 for required filings pursuant to the Hart-Scott-Rodino Antitrust Improvements Act of 1976 were reimbursed by the Company to such executive officers in

2006. Such filings were made as the result of significant acquisitions by the executives of the Company’s common stock in prior years. Because the Board supports, encourages and appreciates the ongoing acquisition of the Company’s common stock by its executive officers, it unanimously approved the reimbursement of such fees.

(d)	This column represents the company-matching contributions made for the benefit of the executive officers in the 401(k) and 401(k) Make-Up plans. These plans are discussed in more detail in the narrative to the Nonqualified Deferred Compensation Table.
(e)	This column represents the value of other benefits provided to the executive officers including financial advisory services, supplemental life insurance premiums, a car allowance, country club dues, and tax reimbursements related to spouse/family member travel to the Company’s Board meetings.

Other Perquisites

From time to time, the Company may provide additional inconsequential perquisites to senior managers and officers of the Company, including the executive officers. Examples of such perquisites include physical, fitness and nutritional assessments, home security system reviews and tickets to cultural and sporting events.

Employment Agreements

Mr. McClendon’s current employment agreement has a term of five years commencing January 1, 2007, which term is automatically extended for one additional year on each December 31 unless the Company provides 30 days prior notice of non-extension. Such agreement provides, among other things, for an annual base salary of not less than $975,000, bonuses at the discretion of the Board of Directors (through its Compensation Committee), eligibility for equity awards under the Company’s stock compensation plans and benefits, including club membership and personal accounting support. Effective January 1, 2007, Mr. McClendon is required to reimburse the Company for 100% of the salaries and cash bonuses of the personnel who provide him such accounting support.

The Company owns fractional interests in several aircraft through the NetJets (a Berkshire Hathaway company) program. For safety, security and efficiency, Mr. McClendon is required by his employment agreement to use aircraft owned or leased by the Company for business and personal use in the Western Hemisphere and is not required to reimburse the Company for any costs related to such use. In addition, Mr. McClendon’s immediate family members may also use such aircraft for their personal use. If a family member travels without Mr. McClendon, he is required to reimburse the Company for the variable costs of such use. Mr. McClendon has recently purchased a personal share in a fractionally-owned aircraft to accommodate his family’s travel needs.

The Company has employment agreements with Messrs. Rowland, Dixon, Lester and Jacobson that are in effect through September 30, 2009. Such agreements provide for annual base salaries (not less than $725,000 for Mr. Rowland, $725,000 for Mr. Dixon, $675,000 for Mr. Lester and $725,000 for Mr. Jacobson), bonuses at the discretion of the Board of Directors (through its Compensation Committee), eligibility for equity awards under the Company’s stock compensation plans and benefits, including club membership and, for Mr. Rowland, personal accounting support.

Under the Company’s policy regarding the use of fractionally-owned company aircraft, our executive officers (other than Mr. McClendon who is required by his employment agreement to use fractionally-owned company aircraft as discussed above) are entitled to personal use of fractionally-owned company aircraft seating eight passengers or fewer for up to a specified amount of flight time per calendar year in North America, the Caribbean and Mexico (175 hours for Mr. Rowland, 75 hours for Mr. Dixon, 50 hours for Mr. Lester and 50 hours for Mr. Jacobson). We apply the Internal Revenue Service’s Standard Industry Fare Level (“SIFL”) valuation methodology to determine the taxable compensation attributable to our executive officers’ personal usage of fractionally-owned company aircraft. For Board meetings and other Company activities at which the attendance of an executive officer’s spouse and immediate family members are also requested by the Company, we make tax gross-up payments to the executive officer associated with the taxable compensation attributable to the spouse/family member travel.

The executive officers’ employment agreements also provide for a six-month non-competition period after the termination of employment and prohibit disclosure of confidential information for a three year period (or, with respect to Mr. McClendon, a one-year period) following the termination of the agreement. In addition, the agreement contains non-solicitation restrictions with respect to employees, contractors, customers, vendors and subcontractors.

Employment agreement provisions related to compensation payable upon certain termination events are described under “Post-Employment Compensation.”

Grants of Plan-Based Awards Table for 2006

Name	Grant Date(a)	Approval Date(a)	Number of Non- Equity Incentive Plan Units Granted(#)	Estimated Future Payout Under Non-Equity Incentive Plan Awards($)	Estimated Future Payouts Under Equity Incentive Plan Awards($)	All Other Stock Awards: Number of Shares of Stock or Units(#)(b)	All Other Option Awards: Number of Securities Underlying Options(#)(c)	Exercise or Base Price of Option Awards ($/Share)	Market Price on Grant Date ($/Share)	Grant Date Fair Value of Stock and Option Awards(d)
Aubrey K. McClendon	January 3, 2006	December 16, 2005	—	$—	$—	300,000	—	n/a		$9,897,000
	July 3, 2006	June 9, 2006	—	$—	$—	325,000	—	n/a		$9,990,500
Tom L. Ward	January 3, 2006	December 16, 2005	—	$—	$—	300,000	—	n/a		$9,897,000
	February 10, 2006	February 9, 2006	—	$—	$—	—	215,000	$5.20	$29.62	$5,256,363
	February 10, 2006	February 9, 2006	—	$—	$—	—	197,115	$7.80	$29.62	$4,309,565
	February 10, 2006	February 9, 2006	—	$—	$—	—	312,500	$10.08	$29.62	$6,126,156
Marcus C. Rowland	January 3, 2006	December 16, 2005	—	$—	$—	35,000	—	n/a		$1,154,650
	July 3, 2006	June 9, 2006	—	$—	$—	60,000	—	n/a		$1,844,400
Steven C. Dixon	January 3, 2006	December 16, 2005	—	$—	$—	30,000	—	n/a		$989,700
	July 3, 2006	June 9, 2006	—	$—	$—	60,000	—	n/a		$1,844,400
J. Mark Lester	January 3, 2006	December 16, 2005	—	$—	$—	30,000	—	n/a		$989,700
	July 3, 2006	June 9, 2006	—	$—	$—	45,000	—	n/a		$1,383,300
Douglas J. Jacobson	January 3, 2006	December 16, 2005	—	$—	$—	30,000	—	n/a		$989,700
	July 3, 2006	June 9, 2006	—	$—	$—	45,000	—	n/a		$1,383,300

(a)	The Compensation Committee of the Board of Directors approved the restricted stock awards to executive officers at regularly scheduled meetings. The Committee’s approval on December 16, 2005 provided for the restricted stock grant date to be the first trading day of January 2006. Its approval on June 9, 2006 provided for the restricted stock grant date to be the first trading day of July 2006.

On February 9, 2006, the Board of Directors approved Mr. Ward’s resignation agreement, which provided for the accelerated vesting of unvested options effective February 10, 2006.
(b)	The restricted stock awards granted on January 3, 2006 and July 3, 2006 vest ratably over four years from the date of the award. The vesting of Mr. Ward’s award was accelerated to the date of his resignation, February 10, 2006, pursuant to the terms of his resignation agreement. No dividends are accrued or paid on restricted stock awards until vested.
(c)	Amounts listed in this column reflect option awards which were granted to Mr. Ward in previous years and for which the vesting was accelerated to the date of his resignation, February 10, 2006, pursuant to the terms of his resignation agreement.
(d)	The values shown in reference to restricted stock awards are based on the closing price of the Company’s common stock on the grant date. The values shown in reference to option awards represent the fair value of the options on the date that the vesting was accelerated pursuant to SFAS 123(R).

As discussed under “Compensation Committee” on page 18, equity compensation for substantially all of the Company’s employees, including executive officers, is reviewed on a semi-annual basis, in June and December. With respect to the June compensation review, restricted stock is awarded to executive officers effective the first trading day of July based on amounts approved by the Compensation Committee at its June meeting. With respect to the December compensation review, restricted stock is awarded to executive officers effective the first trading day of January based on amounts approved by the Compensation Committee at its December meeting. Restricted stock awarded to employees, including executive officers, in 2006 was awarded pursuant to the 2003 Stock Incentive Plan (such plan is discussed in detail in Note 9 to our consolidated financial statements included in our 2006 Form 10-K).

Outstanding Equity Awards at 2006 Fiscal Year-End Table

	Option Awards						Stock Awards
	Number of Securities Underlying Unexercised Options (#)	Number of Securities Underlying Unexercised Options (#)		Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($) (a)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (#)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Name	Exercisable	Unexercisable
Aubrey K. McClendon	38,460	—		—	$5.20	July 23, 2012	125,000	(3)	$3,631,250	—	—
	—	197,115	(1)	—	$7.80	January 8, 2013	156,250	(4)	$4,539,063	—	—
	152,020	156,250	(2)	—	$10.08	June 24, 2013	262,500	(5)	$7,625,625	—	—
							277,500	(6)	$8,061,375	—	—
							300,000	(7)	$8,715,000	—	—
							325,000	(8)	$9,441,250	—	—
Tom L. Ward	—	—		—			—		$—	—	—
Marcus C. Rowland	—	21,249	(1)	—	$7.80	January 8, 2013	15,000	(3)	$435,750	—	—
	—	18,750	(2)	—	$10.08	June 24, 2013	17,500	(4)	$508,375	—	—
							30,000	(5)	$871,500	—	—
							31,875	(6)	$925,969	—	—
							35,000	(7)	$1,016,700	—	—
							60,000	(8)	$1,743,000	—	—
Steven C. Dixon	50,000	—		—	$1.13	October 16, 2008	9,000	(3)	$261,450	—	—
	30,000	—		—	$2.25	January 3, 2010	13,750	(4)	$399,438	—	—
	50,000	—		—	$4.00	May 4, 2010	24,000	(5)	$697,200	—	—
	50,000	—		—	$5.56	November 7, 2010	25,500	(6)	$740,775	—	—
	55,000	—		—	$6.11	July 10, 2011	30,000	(7)	$871,500	—	—
	55,000	—		—	$6.11	December 14, 2011	60,000	(8)	$1,743,000	—	—
	60,000	—		—	$5.20	July 23, 2012
	37,500	12,500	(1)	—	$7.80	January 8, 2013
	33,750	11,250	(2)	—	$10.08	June 24, 2013
J. Mark Lester	7,500	—		—	$5.20	July 23, 2012	9,000	(3)	$261,450	—	—
	—	12,500	(1)	—	$7.80	January 8, 2013	13,750	(4)	$399,438	—	—
	11,250	11,250	(2)	—	$10.08	June 24, 2013	24,000	(5)	$697,200	—	—
							25,500	(6)	$740,775	—	—
							30,000	(7)	$871,500	—	—
							45,000	(8)	$1,307,250	—	—
Douglas J. Jacobson	39,300	—		—	$2.25	January 3, 2010	8,000	(3)	$232,400	—	—
	11,250	—		—	$6.11	December 14, 2011	12,500	(4)	$363,125	—	—
	11,250	—		—	$5.20	July 23, 2012	24,000	(5)	$697,200	—	—
	10,000	10,000	(1)	—	$7.80	January 8, 2013	25,500	(6)	$740,775	—	—
	10,000	10,000	(2)	—	$10.08	June 24, 2013	30,000	(7)	$871,500	—	—
							45,000	(8)	$1,307,250	—	—

(a)	The value shown is based on the closing price of the Company’s common stock on December 31, 2006 of $29.05 per share.
(1)	Represents options that were granted on January 8, 2003 and vest ratably over four years from the date of the grant. All options that were unexercisable as of December 31, 2006 vested on January 8, 2007.

(2)	Represents options that were granted on June 24, 2003 and vest ratably over four years from the date of the grant. All options that are currently unexercisable will vest June 24, 2007.
(3)	Represents restricted stock awarded on January 15, 2004 which vests ratably over four years from the date of the award. On January 15, 2007, one-half of the unvested shares vested. The remaining unvested shares will vest on January 15, 2008.
(4)	Represents restricted stock awarded on July 9, 2004 which vests ratably over four years from the date of the award. The remaining vesting dates for this award are July 9, 2007 and July 9, 2008 with one-half of the currently unvested shares vesting on each date.
(5)	Represents restricted stock awarded on January 3, 2005 which vests ratably over four years from the date of the award. On January 3, 2007, one-third of the unvested shares vested. The remaining vesting dates for this award are January 3, 2008 and January 3, 2009 with one-third of the unvested shares vesting on each date.
(6)	Represents restricted stock awarded on July 1, 2005 which vests ratably over four years from the date of the award. The remaining vesting dates for this award are July 1, 2007, July 1, 2008 and July 1, 2009 with one-third of the currently unvested shares vesting on each date.
(7)	Represents restricted stock awarded on January 3, 2006 which vests ratably over four years from the date of the award. On January 3, 2007, one-fourth of the unvested shares vested. The remaining vesting dates for this award are January 3, 2008, January 3, 2009 and January 3, 2010 with one-fourth of the unvested shares vesting on each date. The grant date fair value of each award is reported in the Grants of Plan-Based Awards Table above.
(8)	Represents restricted stock awarded on July 3, 2006 which vests ratably over four years from the date of the award. The remaining vesting dates for this award are July 3, 2007, July 3, 2008, July 3, 2009 and July 3, 2010 with one-fourth of the currently unvested shares vesting on each date. The grant date fair value of each award is reported in the Grants of Plan-Based Awards Table above.

Option Exercises and Stock Vested Table for 2006

Name	Option Awards		Stock Awards
	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)(a)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(b)
Aubrey K. McClendon(c)	3,946,445	$102,519,696	320,625	$10,015,375
Tom L. Ward(d)	7,815,808	$206,681,974	1,441,875	$43,185,713
Marcus C. Rowland	87,499	$2,258,358	36,875	$1,152,606
Steven C. Dixon	24,511	$824,268	27,875	$869,600
J. Mark Lester	33,750	$876,942	27,875	$869,600
Douglas J. Jacobson	9,500	$283,765	26,750	$834,955

(a)	Amount determined by subtracting the aggregate exercise price of such options from the market value of the underlying shares of common stock on the exercise date.
(b)	The value shown is based on the closing price of the Company’s common stock on the vesting dates.
(c)	The 3,946,445 shares acquired by Mr. McClendon upon exercise of stock options in 2006 remain part of his common stock holdings as of the record date.
(d)	Pursuant to his resignation agreement, Mr. Ward’s unvested stock options to purchase 724,615 shares of common stock and 1,291,875 shares of restricted stock became fully vested on February 10, 2006, his resignation date.

Post-Employment Compensation

As discussed in our Compensation Discussion and Analysis, we provide our key employees and officers with certain compensation guarantees in the event of a termination without cause, change of control, retirement incapacity or death. The termination arrangements with respect to our named executive officers are contained in their respective employment agreements. The discussion below describes these arrangements.

Termination Without Cause

The Company may terminate its employment agreements with its named executive officers at any time without cause; however, upon such termination the executive officer is entitled to continue to receive the following:

•

Mr. McClendon. Base Compensation (defined as salary equal to his base salary on the date of termination plus annual bonus compensation equal to the bonus compensation he received during the twelve month period preceding the termination date) and benefits, including office space, personal secretarial and accounting support and fractionally-owned company aircraft usage, for the balance of the contract term. In addition, any unvested equity awards will become immediately vested upon such termination.

•	Other Named Executive Officers. Base salary for one year and immediate vesting of all unvested equity awards.

Change of Control

A Change of Control is defined in our named executive officers’ employment agreements to include:

(1) a person acquiring beneficial ownership of 30% or more of the Company’s outstanding common stock or the voting power of the Company’s existing voting securities unless one of the circumstances described in clause 3(i), (ii) and (iii) below exists or it is an acquisition directly from the Company or an acquisition by the Company or a Company employee benefit plan;

(2) a majority of the members of the Incumbent Board is replaced by directors who were not nominated or elected by the Incumbent Board (the current directors and directors later nominated or elected by a majority of such directors are referred to as the “Incumbent Board”);

(3) the consummation of a business combination such as a reorganization, merger, consolidation or sale of all or substantially all of the Company’s assets unless following such business combination (i) the persons who beneficially owned the Company’s common stock and voting securities immediately prior to the business combination beneficially own more than 60% of such securities of the corporation resulting from the business combination in substantially the same proportions, (ii) no person beneficially owns 30% or more of such securities of the corporation resulting from the business combination unless such ownership existed prior to the business combination, or (iii) a majority of the members of the board of directors of the corporation resulting from the business combination were members of the Incumbent Board at the time of the execution or approval of the business combination agreement; and

(4) the approval by the shareholders of a complete liquidation or dissolution of the Company.

Upon a change of control, the executive officer is entitled to the following:

•

Mr. McClendon. If within three years after a change of control, any one of the events described below occurs (each a “Change of Control Termination”), (i) a severance payment in an amount equal to three times his base compensation, plus three times the value of his benefits provided during the preceding twelve months, plus a gross-up amount to be paid with respect to any excise or income taxes or penalties imposed on the severance payment, (ii) immediate vesting of all unvested equity compensation and (iii) office space and secretarial and accounting support for a period of twelve months:

•	his employment agreement expires in accordance with its terms;

•	his employment agreement is not extended and he resigns within one year after such non-extension;

•	he is terminated by the Company other than for cause, incapacity or death;

•

he resigns as a result of a change in his duties or title, a reduction of his then current compensation, a required relocation of more than 25 miles from his then current place of employment or a default by the Company under his employment agreement;

•	the failure by the Company after a change of control to obtain the assumption of his employment agreement by any successor or parent of the Company; or

•	after a change of control, he agrees to remain employed by the Company for a period of three months to assist in the transition and thereafter resigns.

•

Other Named Executive Officers. A severance payment in an amount equal to 200% of the sum of (i) the executive officer’s base salary as of the date of the change of control and (ii) bonus compensation paid to the executive during the twelve month period immediately prior to the change of control and immediate vesting of all unvested equity compensation.

Retirement

Upon retirement after the attainment of age 55, the executive officer will be eligible for immediate vesting of unvested equity compensation, with the exception of restricted stock awarded to Messrs. Dixon, Lester and Jacobson under the 2006 Long Term Incentive Program (see page 14).

Incapacity

If the executive officer becomes incapacitated, as determined by the Company’s Board of Directors, and is unable to perform his duties set out in the employment agreement for a period of three consecutive months (four consecutive months for Mr. McClendon), the Board may terminate his services. In the event such a termination should occur, the executive officer is entitled to receive the following:

•	Mr. McClendon. Compensation and benefits through the remaining term of the agreement and immediate vesting of all unvested equity awards

•

Other Named Executive Officers. Base salary on the date of termination and benefits (including health and welfare benefits, accrued vacation pay and club memberships) for 180 days and immediate vesting of all unvested equity awards. In addition, for Mr. Rowland, personal accounting support benefits would also continue for 180 days.

Death

If an executive officer dies during the term of the agreement, the Company is obligated to continue payments of base salary for twelve months after the date of his death and his unvested equity compensation will vest immediately upon his death.

The tables below provide estimates of the compensation and benefits that would have been payable under each of the above described arrangements if such termination events had been triggered as of December 31, 2006.

Aubrey K. McClendon

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control(a)		Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$12,130,000	$11,859,843	(b)	$—	$12,130,000	$975,000
Acceleration of Equity Compensation:
Stock Options	$7,152,756	$7,152,756		$—	$7,152,756	$7,152,756
Restricted Stock Awards	$42,013,563	$42,013,563		$—	$42,013,563	$42,013,563
401(k) Make-Up Plan Matching	$990,373	$990,373		$—	$990,373	$990,373
Benefits and Perquisites:
Benefit Continuation(c)	$2,979,785	$1,055,268		$—	$2,979,785	$—
Accrued Vacation Pay	$78,339	$78,339		$78,339	$78,339	$78,339
401(k) Plan	$75,000	$—		$—	$75,000	$—
401(k) Make-Up Plan	$1,743,750	$—		$—	$1,743,750	$—
Personal Travel on Fractionally- Owned Company Aircraft	$2,837,870	$—		$—	$2,837,870	$—
Tax Gross-Up Payment(d)	n/a	$—		n/a	n/a	n/a

Total	$70,001,435	$63,150,141		$78,339	$70,001,435	$51,210,030

(a)	Assumes the occurrence of a Change of Control Termination following a change of control.
(b)	Amount consists of a payment equal to three times Mr. McClendon’s base compensation, plus three times the value of benefits provided to him during the previous twelve months.
(c)	Amounts consist of health, life and disability insurance benefits, country club dues and personal accounting support.
(d)	The estimates of compensation payable to Mr. McClendon as of December 31, 2006 upon a change of control would not trigger excise tax payable under IRC 4999.

Marcus C. Rowland

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$725,000	$3,252,000	$—	$362,500	$725,000
Acceleration of Equity Compensation:
Stock Options	$807,228	$807,228	$—	$—	$807,228
Restricted Stock Awards	$5,501,344	$5,501,344	$—	$—	$5,501,344
401(k) Make-Up Plan Matching	$—	$—	$—	$—	$—
Benefits and Perquisites:
Benefit Continuation(a)	$—	$—	$—	$33,451	$—
Accrued Vacation Pay	$9,168	$9,168	$9,168	$9,168	$9,168
401(k) Plan	$—	$—	$—	$10,000	$—
401(k) Make-Up Plan	$—	$—	$—	$108,125	$—
Tax Gross-Up Payment(b)	n/a	$—	n/a	n/a	n/a

Total	$7,042,740	$9,569,740	$9,168	$523,243	$7,042,740

(a)	Amounts consist of health, life and disability insurance benefits, country club dues and personal accounting support.
(b)	The estimates of compensation payable to Mr. Rowland as of December 31, 2006 upon a change of control would not trigger excise tax payable under IRC 4999.

Steven C. Dixon

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$725,000	$3,102,000	$—	$362,500	$725,000
Acceleration of Equity Compensation:
Stock Options	$479,038	$479,038	$—	$—	$479,038
Restricted Stock Awards	$4,713,363	$4,713,363	$—	$—	$4,713,363
401(k) Make-Up Plan Matching	$—	$—	$—	$—	$—
Benefits and Perquisites:
Benefit Continuation(a)	$—	$—	$—	$8,717	$—
Accrued Vacation Pay	$4,278	$4,278	$4,278	$4,278	$4,278
401(k) Plan	$—	$—	$—	$7,500	$—
401(k) Make-Up Plan	$—	$—	$—	$104,766	$—
Tax Gross-Up Payment(b)	n/a	$434,699	n/a	n/a	n/a

Total	$5,921,679	$8,733,378	$4,278	$487,761	$5,921,679

(a)	Amounts consist of health, life and disability insurance benefits and country club dues.
(b)	Represents the gross-up of estimated excise tax payable under IRC 4999 as a result of the deemed acceleration of Mr. Dixon’s unvested stock options and restricted stock as of December 31, 2006.

J. Mark Lester

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$675,000	$2,802,000	$—	$337,500	$675,000
Acceleration of Equity Compensation:
Stock Options	$479,038	$479,038	$—	$—	$479,038
Restricted Stock Awards	$4,277,613	$4,277,613	$—	$—	$4,277,613
401(k) Make-Up Plan Matching	$—	$—	$—	$—	$—
Benefits and Perquisites:
Benefit Continuation(a)	$—	$—	$—	$2,916	$—
Accrued Vacation Pay	$21,623	$21,623	$21,623	$21,623	$21,623
401(k) Plan	$—	$—	$—	$10,000	$—
401(k) Make-Up Plan	$—	$—	$—	$92,188	$—
Tax Gross-Up Payment(b)	n/a	$—	n/a	n/a	n/a

Total	$5,453,274	$7,580,274	$21,623	$464,226	$5,453,274

(a)	Amounts consist of health, life and disability insurance benefits and country club dues.
(b)	The estimates of compensation payable to Mr. Lester as of December 31, 2006 upon a change of control would not trigger excise tax payable under IRC 4999.

Douglas J. Jacobson

Executive Benefits and Payments Upon Separation	Termination without Cause	Change of Control	Retirement	Incapacity of Executive	Death of Executive
Compensation:
Cash Severance	$675,000	$2,802,000	$—	$337,500	$675,000
Acceleration of Equity Compensation:
Stock Options	$402,200	$402,200	$—	$—	$402,200
Restricted Stock Awards	$4,212,250	$4,212,250	$—	$—	$4,212,250
401(k) Make-Up Plan Matching	$—	$—	$—	$—	$—
Benefits and Perquisites:
Benefit Continuation(a)	$—	$—	$—	$8,601	$—
Accrued Vacation Pay	$34,426	$34,426	$34,426	$34,426	$34,426
401(k) Plan	$—	$—	$—	$10,000	$—
401(k) Make-Up Plan	$—	$—	$—	$92,188	$—
Tax Gross-Up Payment(b)	n/a	$216,930	n/a	n/a	n/a

Total	$5,323,876	$7,667,806	$34,426	$482,714	$5,323,876

(a)	Amounts consist of health, life and disability insurance benefits and country club dues.
(b)	Represents the gross-up of estimated excise tax payable under IRC 4999 as a result of the deemed acceleration of Mr. Jacobson’s unvested stock options and restricted stock as of December 31, 2006.

In the event any payment by the Company to Mr. McClendon is subject to the excise tax imposed by Section 4999 of the Internal Revenue Code or any interest or penalties related to such excise tax, he will be entitled under his employment agreement to receive a gross-up payment from the Company. The gross-up payment will be equal to the amount such that after payment of all taxes (including penalties and interest on the taxes) on the gross-up payment, Mr. McClendon will retain an amount of the gross-up payment equal to the excise tax imposed. Additionally, under the terms of each named executive officer’s equity award agreement, in the event that acceleration of vesting of an award is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax, he will be entitled to receive a gross-up payment from the Company. The gross-up payment will be equal to the amount such that after payment of all taxes (including penalties and interest on the taxes) on the gross-up payment, the executive will retain an amount of the gross-up payment equal to the excise tax imposed as a result of the vesting acceleration.

Tom L. Ward, our former President and Chief Operating Officer and a co-founder of the Company, resigned as a director, officer and employee of the Company on February 9, 2006. Our Board of Directors accepted Mr. Ward’s resignation effective February 10, 2006 and approved a proposed resignation agreement with Mr. Ward in recognition of his significant contributions to the Company, his participation in the founding and success of the Company and his agreement to assist in the transition of his duties for a six-month period after his resignation (the “Consulting Period”). Upon his resignation, his employment agreement with the Company, which provided for Mr. Ward’s full-time employment as Chesapeake’s President and Chief Operating Officer and was substantially identical to Mr. McClendon’s employment agreement, terminated.

During the Consulting Period, Mr. Ward received no cash compensation but the Company provided him support staff for personal administrative and accounting services and the use of our fractionally-owned company aircraft in accordance with historical practices. The resignation agreement further provided for the immediate vesting of all of Mr. Ward’s unvested stock options and restricted stock on February 10, 2006. As a result of such vesting, options to purchase 724,615 shares of Chesapeake’s common stock at an average exercise price of $8.01 per share and 1,291,875 shares of restricted common stock became immediately vested. The estimated Black-Scholes value of these stock options was approximately $15.7 million and the fair market value of the previously restricted common stock was approximately $38.3 million as of February 10, 2006. Mr. Ward exercised all of his outstanding stock options to purchase 7,815,808 shares of common stock on March 14, 2006. Mr. Ward’s 2006 compensation is discussed in further detail in the notes to the Summary Compensation Table and the details of his stock option exercises are provided in the Option Exercises and Stock Vested Table.

Nonqualified Deferred Compensation Table for 2006

Name	Executive Contributions in Last Fiscal Year ($)(a)	Registrant Contributions in Last Fiscal Year ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year-End ($)(b)
Aubrey K. McClendon	$354,688	$348,750	$—	$—	$3,671,347
Tom L. Ward	$118,651	$112,713	$107,187	$2,092,588	$—
Marcus C. Rowland	$219,875	$216,250	$—	$—	$1,485,256
Steven C. Dixon	$213,031	$209,531	$—	$—	$1,417,262
J. Mark Lester	$187,875	$184,375	$9,867	$—	$1,306,930
Douglas J. Jacobson	$187,875	$184,375	$16,994	$—	$597,491

(a)	Executive contributions are included as compensation in the Salary and Bonus columns of the Summary Compensation Table.
(b)	The aggregate balances for Messrs. McClendon and Rowland include amounts of $854,875 and $409,750, respectively, which were reported as compensation in previous years.

We maintain a 401(k) Make-Up Plan (“MUP”) and a Deferred Compensation Plan (“DCP”), both of which are nonqualified deferred compensation plans. To be eligible to participate in the MUP, an employee must receive annual compensation (base salary and bonus combined) of at least $100,000, have a minimum of five years of service as a Company employee and have made the maximum contribution allowable under the 401(k) plan. The Company matches employee contributions to the MUP, on a quarterly basis in arrears, in our common stock dollar for dollar for up to 15% of the employee’s annual cash compensation. Each quarterly matching contribution vests at the rate of 25% per year over four years from the date of each contribution. At the earlier of (i) age 55 with at least 10 years of service with the Company or (ii) age 60, all currently unvested and future matching contributions are deemed 100% vested.

Employees with at least one year of service receiving an annual base salary of at least $95,000 during the twelve months prior to the enrollment date are eligible to participate in our DCP. In addition, non-employee directors are able to defer up to 100% of director fees into the DCP. The maximum compensation that can be deferred by employees under all Company deferred compensation plans, including the Company’s 401(k) plan, is a total of 75% of base salary and 100% of cash bonus. The Company has made no matching or other contributions to the DCP, although the plan permits the Company to make discretionary contributions. Three of our directors, Senator Nickles, Governor Keating and Mr. Whittemore, currently participate in the DCP. None of our named executive officers are DCP participants.

Participant contributions to the MUP and DCP are held in Rabbi Trusts. Notional earnings on participant contributions are credited to each participant’s MUP or DCP account based on the market rate of return of the available benchmark investment alternatives offered under each plan. The benchmark investments are indexed to traded mutual funds and each participant allocates his or her contributions among the investment alternatives. Participants may change the asset allocation of their account balance or make changes to the allocation for future contributions at any time. Any unallocated portion of a participant’s account is deemed to be invested in the money market fund.

In 2006, the benchmark investments and their respective notional annual rates of return for the MUP and the DCP were the following:

Benchmark Investment	2006 Rate of Return
Reserve Primary	2.91%
American Century Inflation-Adjusted Bond	0.06%
PIMCO Total Return	3.66%
Wells Fargo Government Securities	3.50%
Selected American	15.19%
American Century Equity Index	15.40%
Federated Mid Cap Index	9.85%
Royce Total Return	14.54%
Baron Growth	15.50%
American Century International Growth	24.71%
AIM Energy	9.65%
Transamerica IDEX Balanced	7.85%

Employees participating in the MUP or DCP who retire or terminate employment after attainment of age 55 with at least 10 years of service can elect to receive distributions of their vested account balances in full or partial lump sum payments or in installments up to a maximum of 15 annual payments. Account balances less than $50,000 will be automatically distributed in a lump sum upon termination. Upon retirement or termination of employment prior to the attainment of age 55 and at least 10 years of service with the Company, the employee will receive his or her entire account balance in a single lump sum. Participants can modify the distribution schedule for a retirement/termination distribution from lump sum to annual installments or from installments to lump sum if such modification requires that payments commence at least five years after retirement/termination and the modification is filed with the plan administrator at least twelve months prior to retirement/termination. Distributions from the plans upon the death of a participant will be made in a single lump sum and upon a participant’s disability, as defined in the plan, based on the participant’s retirement/termination distribution election. The Company has sole discretion to accelerate vesting of unvested Company matching contributions upon a participant’s death or disability. Under Mr. McClendon’s employment agreement, his unvested Company matching contributions in any nonqualified deferred compensation plan will become fully vested upon a termination without cause, a change of control event, his death or his incapacity.

Employees who are considered “key employees” for purposes of Section 409A of the Internal Revenue Code must wait six month after retirement/termination before distributions may begin. Named executive officers are typically key employees.

Participants in the DCP may elect to receive some or all of each year’s deferrals and related earnings on a specific future date (an “in-service distribution date”) prior to retirement or termination of employment. That portion of each year’s deferrals so elected will be credited to an in-service account with a specified distribution date determined by the participant. A maximum of five in-service accounts may be outstanding at any time. Distributions from in-service accounts can be made either in a lump sum or in up to five annual installments. Participants can modify each in-service distribution date by extending it by at least five years (in-service distribution dates can not be accelerated) and filing such election with the plan administrator at least twelve months prior to the in-service distribution date.

Any assets placed in trust by the Company to fund future obligations of the MUP and the DCP are subject to the claims of creditors in the event of insolvency or bankruptcy, and participants are general creditors of the Company as to their deferred compensation in the plans.

TRANSACTIONS WITH RELATED PERSONS

Policy on Transactions with Related Persons

The Company has adopted a written policy and procedures for the Audit Committee’s review of any transaction, arrangement or relationship or series of similar transactions, arrangements or relationships (including any indebtedness or guarantee of indebtedness) in which (1) the aggregate amount involved will or may be expected to exceed $100,000 in any calendar year, (2) the Company is a participant, and (3) its directors, executive officers, and greater than 5% shareholders and their immediate family members have or will have a direct or indirect interest (other than solely as a result of being a director or beneficially owning less than 10% of the equity of another entity, excluding a partnership). The Audit Committee approves or ratifies only those transactions that it determines in good faith are in, or are not inconsistent with, the best interests of the Company and its shareholders. Each of the related person transactions described below has been approved or ratified in accordance with this policy.

In determining whether to approve or ratify a transaction, the Audit Committee takes into account the factors it deems appropriate, which may include, among others, the benefits to the Company, the availability of other sources for comparable products or services, the impact on a director’s independence in the event the related person is a director, and the extent of the related person’s interest in the transaction. The policy also provides for the delegation of its authority to the chairman of the Audit Committee for any related person transaction requiring pre-approval or ratification between meetings of the Audit Committee.

The Audit Committee reviews and assesses ongoing relationships with a related person on at least an annual basis to see that they are in compliance with the policy and remain appropriate. The Audit Committee has reviewed and pre-approved certain transactions even if the amount involved exceeds $100,000. Transactions that have standing pre-approval under the policy include the Company’s employment of executive officers and immediate family members if the Compensation Committee has approved the person’s compensation, joint operating agreement services if the related person is subject to the same terms applicable to all working interest owners and Mr. McClendon’s participation in the FWPP (which is overseen by the Compensation Committee).

Founder Well Participation Program

On June 10, 2005, our shareholders approved the Founder Well Participation Program (the “FWPP”) which permitted the Company’s two founders, Messrs. McClendon and Ward, to continue participating as working interest owners in new oil and natural wells drilled by the Company. The FWPP is a continuation of the well participation program previously administered through the founders’ employment agreements and initiated by the Company in connection with its initial public offering in February 1993. As discussed in “Compensation Discussion and Analysis,” the Company believes the FWPP fosters and promotes the development and execution of the Company’s business. Mr. McClendon has participated in all wells drilled by the Company since its initial public offering in February 1993, except during the five quarters from January 1, 1999 to March 31, 2000. Mr. Ward participated in all wells drilled by the Company from its initial public offering in February 1993 to August 10, 2006, except during the five quarters from January 1, 1999 to March 31, 2000. Mr. Ward’s participation rights terminated on August 10, 2006, following his resignation as a director and the President and COO of the Company.

Under the FWPP, Mr. McClendon is permitted to participate in all of the wells spudded by or on behalf of the Company during each calendar year. In order to participate, prior to the beginning of each year Mr. McClendon must provide written notice to the members of the Compensation Committee of his election to participate in the FWPP and the percentage working interest which he proposes to participate with during the year. His working interest percentage may not exceed a 2.5% working interest in a well and is not effective for any well where the Company’s working interest after Mr. McClendon’s participation election would be reduced to below 12.5%.

The FWPP is administered and interpreted by the Compensation Committee of the Board. In addition, the Board, in its sole discretion, may take any action with respect to the FWPP that would otherwise be the responsibility of or delegated to the Compensation Committee. The Board of Directors has the right to suspend or terminate the FWPP after December 31, 2015 by providing written notice of termination to Mr. McClendon one year before the effective date of such termination. Shareholder approval is required for any amendment to the FWPP that increases the maximum working interest percentage applicable to Mr. McClendon or any amendment, which in the opinion of counsel to the Company, requires shareholder approval under any federal or state law or any regulations or rules promulgated thereunder. Mr. McClendon’s right to participate in the FWPP during any calendar year will terminate on the earlier of (i) December 31 of such year; (ii) the termination of Mr. McClendon’s employment by the Company for cause or death; or (iii) the expiration or termination of any and all covenants not to compete subsequent to the termination of Mr. McClendon for any reason not included in the foregoing clause (ii). In accordance with provision (iii), Mr. Ward’s participation in the FWPP expired on August 10, 2006 when the non-compete covenants in his resignation agreement expired. The right to participate in the FWPP can only be assigned by Mr. McClendon to an affiliate designated as such in accordance with the FWPP.

Under the FWPP, Mr. McClendon cannot change his working interest percentage during any calendar year without the prior approval of the Compensation Committee, and he agrees to pay all joint interest billings immediately on receipt of the Company’s invoice and to prepay amounts owing to a third party operator if the Company is required to prepay any such costs. The amount paid by Mr. McClendon for the acreage assigned in connection with his participation in the FWPP is equal to the following amount computed on a per acre basis: (a) all direct third party costs paid by the Company and capitalized in the appropriate accounting pool in accordance with the Company’s accounting procedures (including capitalized interest, leasehold payments, acquisition costs, landman charges and seismic charges); divided by (b) the acreage in the applicable pool. The acreage charge amount is recomputed as of the first day of each calendar year by the Company and submitted to the Compensation Committee for approval. All other costs are billed in accordance with the Company’s accounting procedures applicable to third party participants pursuant to any applicable joint operating agreement or exploration agreement relating to a particular well. Notwithstanding anything to the contrary, in each case Mr. McClendon’s participation in a well will be on no better terms than the terms agreed to by unaffiliated third party participants in connection with the participation in such well or similar wells operated by the Company.

From January 1, 2006 to December 31, 2006, the Company billed Mr. McClendon $106,177,855 and Mr. Ward $86,697,545 for their share of leasehold, drilling, completion, equipping and operating costs. Messrs. McClendon and Ward paid each invoice promptly upon receipt. During the three months ended March 31, 2007, the Company billed Mr. McClendon $36,603,774 and Mr. Ward $13,601,782 for such costs. There was no amount owing by either of them for joint interest billing invoices at any month-end in 2006 or 2007.

Securities Issuances

On June 27, 2006, Mr. McClendon purchased 400,000 shares of the Company’s common stock for $29.05 per share pursuant to our public offering of 25 million shares of our common stock. Such purchase was made at the same price and subject to the same terms and conditions as such stock was purchased by the public in conjunction with the offering.

Other Relationships and Transactions

In March 2007, the Company purchased oil and gas royalty interests on more than 5,750 net mineral acres in eastern Oklahoma from several trusts benefiting the siblings of our director, Mr. Kerr, for a total of $6,387,400. The amounts paid to each trust are shown below:

Amount Paid
William G. Kerr and Jo Arthur G. Kerr, Trustees of the William Graycen Kerr Revocable Trust	$1,555,121
Kay E. Adair, Trustee of the Kay E. Adair Revocable Trust	$1,555,121
Loualma C. Kerr, Trustee of the Robert S. Kerr, Jr. Revocable Trust in Administration	$1,555,121
Bank of Oklahoma, N.A., Trustee of the Grayce B. Flynn Testamentary Trust No. 4 f/b/o William G. Kerr	$574,016
Bank of Oklahoma, N.A., Trustee of the Grayce B. Flynn Testamentary Trust No. 3 f/b/o Kay E. Adair	$574,010
UMB Bank, N.A., Trustee of the Grayce B. Flynn Testamentary Trust No. 1 f/b/o the descendants of Robert S. Kerr, Jr.	$574,010

In July 2006, the Company purchased approximately 9,250 net acres of undeveloped leasehold in West Texas from Riata Energy, Inc. (now SandRidge Energy, Inc.) for $16 million. Mr. Ward is the Chairman of the Board and Chief Executive Officer of SandRidge.

Mr. Ward’s brother, Ronnie D. Ward, has served as the Company’s Vice President—Land for the Company’s Northern Division since July 2005 and served as Northern Mid-Continent Land Manager from 1994 to July 2005. Mr. Ward’s total cash compensation for 2006 was $496,000.

The Company is a significant employer in Oklahoma City and we seek to fill positions with qualified employees, whether or not they are related to our executive officers or directors. We compensate employees who have such relationships within what we believe to be the current market rate for their position and provide benefits consistent with our policies that apply to similarly situated employees.

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

PricewaterhouseCoopers LLP, or its predecessor firms, has served as our independent accountants since our initial public offering in 1993 and the Audit Committee has selected it to serve as our independent registered public accounting firm for 2007. Representatives of PricewaterhouseCoopers LLP are expected to attend the meeting. They will have an opportunity to make a statement if they desire to do so, and will be available to respond to shareholders’ questions.

Aggregate fees for professional services rendered for the Company by PricewaterhouseCoopers LLP in 2006 and 2005 were:

	2006	2005
Audit	$1,571,600	$1,476,860
Audit-related	48,350	36,500
Tax	—	8,651
All other	—	—

Total	$1,619,950	$1,522,011

Audit Fees

Fees for the 2006 audit and quarterly reviews, as well as the preparation of comfort letters, consents and assistance with and review of documents filed with the SEC in 2006, were $1,619,950, of which $1,133,000 related to the annual audit, $90,000 related to interim reviews, and $348,600 related to services provided in connection with our issuance of senior notes, preferred stock and common stock. Fees for the 2005 audit and quarterly reviews, as well as the preparation of comfort letters, consents and assistance with and review of documents filed with the SEC in 2005, were $1,476,860, of which $884,810 related to the annual audit, $75,000 related to interim reviews, and $517,050 related to services provided in connection with our issuance of senior notes, preferred stock and common stock.

Audit-Related Fees

Fees for the audit of employee benefit plans in 2006 and 2005 were $48,350 and $36,500, respectively.

Tax Fees

PricewaterhouseCoopers LLP rendered no tax-related services in 2006. Aggregate fees billed for tax-related services in 2005 were $8,651.

All Other Fees

PricewaterhouseCoopers LLP rendered no other services in 2006 or 2005.

The Audit Committee is required to pre-approve all audit and non-audit services provided by the Company’s independent accountants. In addition to separately approved services, the Audit Committee’s pre-approval policy provides for pre-approval of specifically described audit and non-audit services and related fee levels on an annual basis. The policy authorizes the Committee to delegate to one or more of its members pre-approval authority with respect to permitted services. The Audit Committee reviews the services performed pursuant to its pre-approval policy at its next scheduled quarterly meeting.

SHAREHOLDER PROPOSALS

At each annual meeting, the Board of Directors submits to shareholders its nominees for election as directors and may submit other matters to the shareholders for action. Shareholders also may submit proposals for inclusion in the Company’s proxy material. These proposals must meet the shareholder eligibility and other requirements of the Securities and Exchange Commission. In order to be included in proxy material for our 2008 annual meeting, a shareholder’s proposal must be received not later than January 1, 2008 by the Company at 6100 North Western Avenue, Oklahoma City, Oklahoma 73118, Attention: Ms. Jennifer M. Grigsby, Secretary.

In addition, the Bylaws provide that in order for business to be brought before a shareholders’ meeting by a shareholder, the shareholder must deliver written notice to the Company not less than 60 nor more than 90 days prior to the date of the meeting. The notice must state the shareholder’s name, address and number and class of shares beneficially owned by the shareholder, and briefly describe the business to be brought before the meeting, the reasons for conducting such business at the meeting and any material interest of the shareholder in the proposal.

The Bylaws further provide that, notwithstanding the foregoing notice requirements, in the event that less than 70 days notice or prior public disclosure of the date of the meeting is given or made to shareholders, notice of a shareholder proposal to be timely must be received no later than the tenth day following the day on which notice of the date of the meeting was mailed or public disclosure thereof was made, whichever occurred first.

Our annual meeting of shareholders is generally held on the second Friday of June. Assuming that our 2008 annual meeting is held on schedule, we must receive notice of your intention to introduce an item of business at that meeting no earlier than March 15, 2008 and no later than April 14, 2008. The chairman of the meeting may refuse to allow the transaction of any business not made in compliance with the foregoing procedures or other requirements of rules under the Securities Exchange Act of 1934.

OTHER MATTERS

Our management does not know of any matters to be presented at the meeting other than those set forth in the Notice of Annual Meeting of Shareholders. However, if any other matters properly come before the meeting, the person named in the enclosed proxy intends to vote the proxies in accordance with his best judgment.

BY ORDER OF THE BOARD OF DIRECTORS

Jennifer M. Grigsby

Secretary

April 30, 2007

EXHIBIT A

CHESAPEAKE ENERGY CORPORATION

AMENDED AND RESTATED LONG TERM INCENTIVE PLAN

1 . PURPOSE

Section 1.1 Background. The original Long Term Incentive Plan was approved by shareholders on June 10, 2005 (the “Initial Plan”) and is being amended and restated to increase the number of common shares authorized for issuance and to make other changes as provided herein. The Initial Plan, as amended and restated, is called the Plan.

Section 1.2 Purpose. This Long Term Incentive Plan is established by Chesapeake Energy Corporation (the “Company”) to foster and promote the sustained progress, growth and profitability of the Company by:

(a) Attracting, retaining and motivating Employees, Non-Employee Directors and Consultants;

(b) allowing Employees, Non-Employee Directors and Consultants to acquire a proprietary and vested interest in the growth and performance of the Company;

(c) providing incentives and rewards to Employees, Non-Employee Directors and Consultants who are in a position to contribute materially to the success and long-term objectives of the Company; and

(d) aligning the financial interests of Employees, Non-Employee Directors and Consultants with those of the Company’s shareholders.

Section 1.3 Effective Date. The Initial Plan was effective as of October 1, 2004, and the modifications provided for herein will be effective on the date of Shareholder Approval. The authority to issue Awards under the Plan will terminate on September 30, 2014 and the remaining terms the Plan will continue in effect thereafter until all matters relating to the exercise and settlement of Awards and administration of the Plan have been completed.

Section 1.4 Shareholder Approval. The Initial Plan received Shareholder Approval on June 10, 2005 and June 9, 2006. The modifications provided herein to the Initial Plan shall be submitted for Shareholder Approval at the annual meeting of shareholders to be held on June 8, 2007 or any adjournment thereof. Unless and until such Shareholder Approval is obtained, the Initial Plan will continue in effect unchanged by the modification provided herein.

2 . DEFINITIONS

Section 2.1 “Affiliated Entity” means any partnership or limited liability company in which a majority of voting power thereof is owned or controlled, directly or indirectly, by the Company or one or more of its Subsidiaries or Affiliated Entities or a combination thereof.

Section 2.2 “Appreciation” means, with respect to a SAR (as hereafter defined), the amount by which the Fair Market Value of a share of Common Stock on the date of exercise of the SAR exceeds either (i) the exercise price of the Option to which a tandem SAR relates, in the case of a tandem SAR, or (ii) the Fair Market Value of a share of Common Stock on the Date of Grant of the SAR, in the case of a stand-alone SAR.

Section 2.3 “Award” means, individually or collectively, any Option, SAR, Performance Share, Restricted Stock, Other Stock Award or Cash Award granted under the Plan to an Eligible Person pursuant to such terms, conditions, restrictions, and/or limitations, if any, as the applicable Committee may establish by the Award Agreement or otherwise.

Section 2.4 “Award Agreement” means any written or electronic instrument that establishes the terms, conditions, restrictions, and/or limitations applicable to an Award in addition to those established by this Plan and by the Committee’s exercise of its administrative powers.

Section 2.5 “Board” means the Board of Directors of the Company.

Section 2.6 “Cash Award” means a cash bonus granted by the Committee to a Participant pursuant to Section 8.

Section 2.7 “Change of Control” means the occurrence of any of the following:

(i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 30% or more of either (A) the then outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”). For purposes of this Section 2.7 the following acquisitions by a Person will not constitute a Change of Control: (1) any acquisition directly from the Company; (2) any acquisition by the Company; (3) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (4) any acquisition by any corporation pursuant to a transaction which complies with clauses (A), (B) and (C) of paragraph (iii) below;

(ii) the individuals who, as of the date hereof, constitute the board of directors (the “Incumbent Board”) cease for any reason to constitute at least a majority of the board of directors. Any individual becoming a director subsequent to the date hereof whose election, or nomination for election by the Company’s shareholders, is approved by a vote of at least a majority of the directors then comprising the Incumbent Board will be considered a member of the Incumbent Board as of the date hereof, but any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Incumbent Board will not be deemed a member of the Incumbent Board as of the date hereof;

(iii) the consummation of a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the Company (a “Business Combination”), unless following such Business Combination: (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries) in substantially the same proportions as their ownership, immediately prior to such Business Combination of the Outstanding Company Common Stock and Outstanding Company Voting Securities, as the case may be, (B) no Person (excluding any corporation resulting from such Business Combination or any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation except to the extent that such ownership existed prior to the Business Combination and (C) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

(iv) the approval by the shareholders of the Company of a complete liquidation or dissolution of the Company.

For Executive Officers, a Change of Control means the occurrence of any of the foregoing events; provided, however, if a change of control is defined in any Executive Officer’s employment agreement with the Company, a Change of Control with respect to any Award granted to such Executive Officer under the Plan shall mean any of the events described in the definition of change of control in such Executive Officer’s employment agreement in force at the time of determination.

Section 2.8 “Code” means the Internal Revenue Code of 1986, as amended. Reference in the Plan to any Section of the Code shall be deemed to include any amendments or successor provisions to such Section and any regulations under such Section.

Section 2.9 “Committee” means the Compensation Committee of the Board (or any successor committee) or a subcommittee thereof designated by the Board of Directors.

Section 2.10 “Common Stock” means the common stock, par value $.01 per share, of the Company and, after substitution, such other stock as shall be substituted therefor as provided in Section 3.3(b) of the Plan.

Section 2.11 “Consultant” means any person who is engaged by the Company, a Subsidiary or an Affiliated Entity to render consulting or advisory services.

Section 2.12 “Date of Grant” means the date on which the grant of an Award is made by the Committee.

Section 2.13 “Disability” has the meaning set forth in Section 409(A)(a)(2)(C) of the Code.

Section 2.14 “Eligible Person” means any Employee, Non-Employee Director, or Consultant.

Section 2.15 “Employee” means any employee of the Company, a Subsidiary or an Affiliated Entity or any person to whom an offer of employment with the Company, a Subsidiary or an Affiliated Entity is extended, as determined by the Committee.

Section 2.16 “Exchange Act” means the Securities Exchange Act of 1934, as amended.

Section 2.17 “Executive Officer Participants” means Participants who are subject to the provisions of Section 16 of the Exchange Act with respect to the Common Stock.

Section 2.18 “Fair Market Value” means, as of any day, the closing price of the Common Stock on such day (or on the next preceding business day, if such day is not a business day or if no trading occurred on such day) as reported on the New York Stock Exchange or on such other securities exchange or reporting system as may be designated by the Committee. In the event that the price of a share of Common Stock shall not be so reported, the Fair Market Value of a share of Common Stock shall be determined by the Committee in its absolute discretion.

Section 2.19 “Incentive Stock Option” means an Option within the meaning of Section 422 of the Code.

Section 2.20 “Non-Executive Officer Participants” means Participants who are not subject to the provisions of Section 16 of the Exchange Act.

Section 2.21 “Non-Employee Director” shall have the meaning set forth in Rule 16b-3, or any successor rule, promulgated under Section 16 of the Exchange Act.

Section 2.22 “Nonqualified Stock Option” means an Option to purchase shares of Common Stock which is not an Incentive Stock Option within the meaning of Section 422(b) of the Code.

Section 2.23 “Option” means an Incentive Stock Option or Nonqualified Stock Option.

Section 2.24 “Other Stock Award” means any right granted to a Participant by the Committee under Section 7 of the Plan.

Section 2.25 “Participant” means an Eligible Person to whom an Award has been granted by the Committee under the Plan.

Section 2.26 “Performance Award” means any award of Performance Shares granted by the Committee under Section 6 of the Plan.

Section 2.27 “Performance Measures” means the Company’s achievement of target levels of earnings per share, share price, net income, cash flows, reserve additions or replacements, production volume, finding costs, operating costs, overhead or other costs, drilling results, acquisitions and divestitures, risk management activities, return on equity, total or comparative shareholder return, a combination of or interrelationship among any of the foregoing, or other criteria, as determined by the Committee.

Section 2.28 “Performance Share” means the Common Stock subject to a Performance Award granted under Section 6 of the Plan, which may be delivered to the Participant upon the achievement of such performance goals during the Performance Period as specified by the Committee.

Section 2.29 “Plan”“ means the Chesapeake Energy Corporation Long Term Incentive Plan.

Section 2.30 “Restricted Stock” means the Common Stock issued under Section 5 which is subject to any restrictions that the Committee, in its discretion, may impose.

Section 2.31 “SAR” means a Stock Appreciation Right.

Section 2.32 “Shareholder Approval” means approval by the holders of a majority of the outstanding shares of Common Stock, present or represented and entitled to vote at a meeting called for such purposes.

Section 2.33 “Stock Appreciation Right” means a right, granted under Section 4, to an amount in Common Stock equal to any increase in the Fair Market Value of the Common Stock between the date on which the Stock Appreciation Right is granted and the date on which the right is exercised.

Section 2.34 “Subsidiary” shall have the same meaning set forth in Section 424(f) of the Code.

3 . ADMINISTRATION

Section 3.1 Administration of the Plan; the Committee. The Committee shall have overall authority to administer the Plan. The Board may designate a subcommittee of the Committee to grant and determine the terms and conditions of Awards granted under the Plan to Non-Executive Officer Participants, subject to any terms or conditions established by the Committee. Any Awards or formula for granting Awards under the Plan made to Non-Employee Directors shall be approved by the Board. With respect to awards to such Non-Employee Directors, all rights, powers and authorities vested in the Committee under the Plan shall instead be exercised by the Board, and all provisions of the Plan relating to the Committee shall be interpreted in a manner consistent with the foregoing by treating any such reference as a reference to the Board for such purpose. Although the Committee is generally responsible for the administration of the Plan, the Board in its sole discretion may take any action under the Plan that would otherwise be the responsibility of the Committee.

Unless otherwise provided in the bylaws of the Company or resolutions adopted from time to time by the Board establishing the Committee, the Board may from time to time remove members from, or add members to, the Committee. Vacancies on the Committee, however caused, shall be filled by the Board. The Committee shall hold meetings at such times and places as it may determine. A majority of the Committee shall constitute a quorum, and the acts of a majority of the members present at any meeting at which a quorum is present shall be the valid acts of the Committee. Any action which may be taken at a meeting of the Committee may be taken without a meeting if all the members of the Committee consent to the action in writing.

Subject to the provisions of the Plan, the Committee shall have the authority to:

(a) Select the Eligible Persons to participate in the Plan.

(b) Determine the time or times when Awards will be granted.

(c) Determine the form of Award, the number of shares of Common Stock subject to any Award, all the terms, conditions (including performance requirements), restrictions and/or limitations, if any, of an Award, including the time and conditions of exercise or vesting, and the terms of any Award Agreement, which may include the waiver or amendment of prior terms and conditions or acceleration of the vesting or exercise of an Award under certain circumstances determined by the Committee (subject to Section 10.2 of the Plan). However, nothing in this Section 3.1 shall be construed to permit the repricing of any outstanding Award in violation of Section 4.3.

(d) Determine whether Awards will be granted singly or in combination.

(e) Determine whether, to what extent and under what circumstances Awards may be settled in cash or Common Stock.

(f) Determine whether any conditions applicable to an Award have been met and whether an Award will be paid at the end of a Performance Period.

(g) Employ attorneys, consultants, accountants and other advisors as deemed necessary or appropriate by the Committee.

(h) Take any and all other action it deems necessary or advisable for the proper operation or administration of the Plan.

Section 3.2 Committee to Make Rules and Interpret Plan. The Committee in its sole discretion shall have the authority, subject to the provisions of the Plan, to establish, adopt, or revise such rules and regulations and to make all such determinations relating to the Plan as it may deem necessary or advisable for the administration of the Plan. The Committee’s interpretation of the Plan or any Awards granted pursuant hereto and all decisions and determinations by the Committee with respect to the Plan shall be final, binding, and conclusive on all parties, unless otherwise determined by the Board.

Section 3.3 Shares Subject to the Plan. Subject to adjustment as provided in paragraph (b) below and subject to Section 3.4, the aggregate number of shares of Common Stock which are available for Awards under the Plan will not exceed seventeen (17) million shares. Any of the authorized shares of Common Stock may be used for any of the types of Awards described in the Plan, except that no more than 3,000,000 shares of Common Stock may be issued pursuant to Incentive Stock Options. Common Stock delivered pursuant to an Award under the Plan may consist, in whole or in part, of authorized and unissued shares or treasury shares. The Committee, in its sole discretion, shall determine the manner in which fractional shares arising under this Plan are treated. Additional restrictions or adjustments with respect to shares subject to the Plan are as follows:

(a) Subject to (b) below, the aggregate number of shares of Common Stock pursuant to Options and SARs granted to any Employee or Non-Employee Director in any calendar year under this Plan may not exceed 750,000 shares and the aggregate number of shares of Common Stock pursuant to Restricted Stock, Performance Awards and Other Stock Awards granted to any Employee or Non-Employee Director in any calendar year may not exceed 750,000 shares.

(b) In the event that the shares of Common Stock, as presently constituted, shall be changed into or exchanged for a different number or kind or shares of stock or other securities of the Company or of another corporation (whether by reason of merger, consolidation, recapitalization, reclassification, stock split, combination of shares or other corporate event of similar nature), or if the number of such shares of Common Stock shall be increased through the payment of a stock dividend, then there shall be substituted for or added to each share available under and subject to the Plan as provided herein, the number and kind of shares of stock or other securities into which each outstanding share of Common Stock shall be so changed or for which each such share shall be exchanged or to which each such share shall be entitled, as the case may be, to reflect any increase or decrease in the number of, or change in the kind or value of, issued shares of Common Stock to preclude, to the extent practicable, the enlargement or dilution of rights under such Awards. In the event there shall be any other change in the number or kind of the outstanding shares of Common Stock, or any stock or other securities into which the Common Stock shall have been changed or for which it shall have been exchanged, then if the Committee shall, in its sole discretion, determine that such change equitably requires an adjustment in the shares available under and subject to the Plan, or in any Award theretofore granted or which may be granted under the Plan, such adjustments shall be made in accordance with such determination.

No fractional shares of Common Stock or units of other securities shall be issued pursuant to any such adjustment, and any fractions resulting from any such adjustment shall be eliminated in each case by rounding downward to the nearest whole share.

Section 3.4 Share Counting. The following shares of Common Stock related to Awards will be available for issuance again under the Plan:

(a) Common Stock related to Awards paid in cash;

(b) Common Stock related to Awards that expire, are forfeited or cancelled or terminate for any other reason without the delivery of the Common Stock;

(c) Common Stock equal in number to the shares of Common Stock surrendered in payment of the exercise price of an Option; and

(d) Common Stock tendered or withheld in order to satisfy withholding tax obligations.

4 . STOCK OPTIONS AND STOCK APPRECIATION RIGHTS

Section 4.1 Grant of Options and SARs. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Nonqualified Stock Options and Stock Appreciation Rights (SARs) to Eligible Persons and Incentive Stock Options to Employees. SARs may be granted either alone or in tandem with concurrently or previously issued Options. Each grant of an Option or SAR shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 4.2.

Section 4.2 Conditions of Options and SARs. Each Option and SAR so granted shall be subject to the following conditions:

(a) Exercise Price. As limited by Section 4.2(e) below, the Award Agreement for each Option and SAR shall state the exercise price set by the Committee on the Date of Grant. No Option or SAR shall be granted at an exercise price which is less than the Fair Market Value of the Common Stock on the Date of Grant.

(b) Exercise of Options and SARs. Options and SARs granted under the Plan shall be exercisable, in whole or in such installments and at such times, and shall expire at such time, as shall be provided by the Committee in the Award Agreement. An SAR issued in tandem with an Option is only exercisable to the extent the related Option is exercisable and is subject to the conditions applicable to such Option. When a tandem SAR is exercised, the Option to which it relates shall cease to be exercisable to the extent of the number of shares with respect to which the tandem SAR is exercised. Similarly when the Option is exercised, the tandem SARs relating to the shares covered by such Option exercise shall terminate.

(c) Form of Payment. The payment of the exercise price of an Option by the Participant shall be made in cash, shares of Common Stock, a combination thereof or in such other manner as the Committee may specify in the applicable Award Agreement. The payment of the Appreciation associated with the exercise of a SAR shall be made by the Company in shares of Common Stock.

(d) Term of Option or SAR. The term of an Option or SAR shall be determined by the Committee and specified in the applicable Award Agreement, except that no Option or SAR shall be exercisable after the expiration of ten years from the Date of Grant.

(e) Special Restrictions Relating to Incentive Stock Options. Options issued in the form of Incentive Stock Options shall only be granted to Employees of the Company or a Subsidiary and not to Employees of an Affiliated Entity unless such entity is classified as a “disregarded entity” of the Company or the applicable Subsidiary under the Code. In addition to being subject to all applicable terms, conditions, restrictions and/or limitations established by the Committee, Options issued in the form of Incentive Stock Options shall comply with the requirements of Section 422 of the Code (or any successor Section thereto), including, without limitation, the requirement that the exercise price of an Incentive Stock Option not be less than 100% of the Fair Market Value of the Common Stock on the Date of Grant, the requirement that each Incentive Stock Option, unless sooner exercised, terminated or canceled, expire no later than ten years from its Date of Grant, and the requirement that the aggregate Fair Market Value (determined on the Date of Grant) of the Common Stock with respect to which Incentive Stock Options are exercisable for the first time by a Participant during any calendar year (under this Plan or any other plan of the Company or any Subsidiary) not exceed $100,000. Incentive Stock Options which are in excess of the applicable $100,000 limitation will be automatically recharacterized as Nonqualified Stock Options. No Incentive Stock Options shall be granted to any Employee if, immediately before the grant of an Incentive Stock Option, such Employee owns more than 10% of the total combined voting power of all classes of stock of the Company or its Subsidiaries (as determined in accordance with the stock attribution rules contained in Sections 422 and 424(d) of the Code) unless the exercise price is at least 110% of the Fair Market Value of the Common Stock subject to the Incentive Stock Option, and such Incentive Stock Option by its terms is exercisable no more than five years from the date such Incentive Stock Option is granted.

(f) Shareholder Rights. No Participant shall have any rights as a shareholder with respect to any share of Common Stock subject to an Option or SAR prior to the purchase or receipt of such share of Common Stock by exercise of the Option or SAR. In addition, no Option or SAR granted under the Plan shall include any dividend equivalents.

Section 4.3 No Repricing. Except for adjustments made pursuant to Section 3.3(b), in no event will the Committee, without first obtaining Shareholder Approval, (i) decrease the exercise price of an Option or SAR after the Date of Grant; (ii) accept for surrender to the Company any outstanding Option or SAR granted under the Plan as consideration for the grant of a new Option or SAR with a lower exercise price; or (iii) repurchase from Participants any outstanding Options or SARs that have an exercise price per share less than the then current Fair Market Value of a Share.

5 . RESTRICTED STOCK AWARDS

Section 5.1 Grant of Restricted Stock. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Restricted Stock to any Eligible Person. Restricted Stock shall be awarded in such number, for such purchase price (if any) and at such times during the term of the Plan as the Committee shall determine. Each grant of Restricted Stock shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 5.2.

Restricted Stock issued pursuant to a Restricted Stock Award may be evidenced in such manner as the Committee deems appropriate, including, without limitation, a book-entry registration or issuance of a stock certificate or certificates into escrow until the restrictions associated with such Award are satisfied.

Section 5.2 Conditions of Restricted Stock Awards. The grant of Restricted Stock shall be subject to the following:

(a) Restriction Period. Each Restricted Stock Award shall require the holder to remain in the employment or otherwise be classified as an Eligible Person (or in the case of a Non-Employee Director, remain a director or consultant or be classified as another category of Eligible Person) of the Company, a Subsidiary, or an Affiliated Entity for a prescribed period (the “Restriction Period”). The Committee shall determine the Restriction Period or Periods that shall apply to the shares of Common Stock covered by each Award or portion thereof. In addition to any time vesting conditions determined by the Committee, Restricted Stock may be subject to the achievement by the Company of specified Performance Measures or other individual criteria as determined by the Committee. At the end of the Restriction Period, assuming the fulfillment of any other specified vesting conditions, the restrictions imposed by the Committee shall lapse with respect to the shares of Common Stock covered by the Award or portion thereof.

(b) Code Section 162(m). If the Committee intends for a Restricted Stock Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then Performance Measures applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. The Committee’s discretion to modify or waive the Performance Measures related to the vesting of the Award may be restricted in order to comply with Section 162(m).

(c) Forfeiture. Except as otherwise determined by the Committee, upon termination of service or employment during the Restriction Period, all shares of Restricted Stock still subject to forfeiture shall be forfeited by the Participant and any purchase price paid by the Participant shall be returned to such Participant.

(d) Shareholder Rights. During any Restriction Period, the Committee may, in its discretion, grant to or withhold from the holder of Restricted Stock all or any of the rights of a shareholder with respect to the shares, including, but not by way of limitation, the right to vote such shares or to receive dividends. If any dividends or other distributions are paid in shares of Common Stock and distributed to the holder of Restricted Stock, all such shares shall be subject to the same restrictions on transferability as the shares of Common Stock subject to the Award with respect to which they were paid.

(e) Minimum Vesting Condition. The minimum Restriction Period applicable to any Restricted Stock that is not subject to performance criteria restricting the vesting of the Award shall be three years from the Date of Grant (subject to the provisions of Section 10.2).

6 . PERFORMANCE AWARDS

Section 6.1 Grant of Performance Shares. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant Performance Shares to any Eligible Person. Performance Shares shall be awarded in such number and at such times during the term of the Plan as the Committee shall determine. Each Performance Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 6.2.

Section 6.2 Conditions of Performance Awards. The grant of Performance Shares shall be subject to the following:

(a) Performance Period. Performance Shares will be subject to the achievement of one or more performance goals by the Company or the Participant individually, measured for a prescribed period (the

“Performance Period”), as specified by the Committee, such Performance Period to be not less than one year in duration. Such performance goals may be based upon the Company’s achievement of Performance Measures or other individual criteria.

(b) Code Section 162(m). If the Committee intends for a Performance Award to be granted and administered in a manner designed to preserve the deductibility of the resulting compensation in accordance with Section 162(m) of the Code, then the Performance Measures applicable to such Award shall be established in writing by the Committee no later than the earlier of (i) 90 days after the commencement of the relevant Performance Period and (ii) the date as of which 25% of the Performance Period has elapsed. The Committee’s discretion to modify or waive the Performance Measures to the vesting of the Award may be restricted in order to comply with Section 162(m).

(c) Payment Respecting Performance Shares. Performance Shares shall be earned to the extent that their terms and conditions are met, as certified by the Committee. The form and timing of payment for Performance Shares earned shall be determined by the Committee and specified in the Award Agreement; however, in no event shall the payment for Performance Shares earned be made on a date that is later than 60 days after the vesting of such Performance Shares.

(d) Termination of Employment. The Committee, in its sole discretion, may (i) permit a Participant who ceases to be an Eligible Person before the end of any Performance Period, or the personal representative of a deceased Participant, to continue to be subject to a Performance Award relative to the current Performance Period until such Awards are forfeited or earned pursuant to their terms and conditions or (ii) authorize the payment to such Participant, or the personal representative of a deceased Participant, of the Performance Shares which would have been paid to the Participant had the Participant remained an Eligible Person to the end of the Performance Period. In the absence of such permission by the Committee, any unvested Performance Shares shall be forfeited when a Participant ceases to be an Eligible Person.

7 . OTHER STOCK AWARDS

Section 7.1 Grant of Other Stock Awards. The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, specify the terms and provisions of other forms of equity-based or equity-related awards not described above which the Committee determines to be consistent with the purpose of the Plan and the interests of the Company, which awards may provide for cash payments based in whole or in part on the value or future value of Common Stock, for the acquisition or future acquisition of Common Stock, or any combination thereof. Each Other Stock Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve, subject to the requirements of Section 7.2.

Section 7.2 Minimum Vesting Condition. Other Stock Awards subject to performance criteria shall not vest in less than one year and Other Stock Awards which are subject to time vesting shall not vest in less than three years.

8 . CASH AWARDS

The Committee may, from time to time, subject to the provisions of the Plan and such other terms and conditions as it may determine, grant to an Eligible Person a Cash Award (including without limitation, discretionary Awards, Awards based on objective performance criteria or Awards based on subjective performance criteria). Cash Awards shall be awarded in such amount and at such times during the term of the Plan as the Committee shall determine, provided however that the total amount of all Cash Awards made under the Plan, in the aggregate, will not exceed $10 million. Each Cash Award shall be evidenced by an Award Agreement executed by the Company and the Participant, and shall contain such terms and conditions and be in such form as the Committee may from time to time approve.

9 . FUNDAMENTAL TRANSACTION; CHANGE OF CONTROL

Section 9.1 Fundamental Transaction. If the Company merges with another entity in a transaction in which the Company is not the surviving entity or if, as a result of a merger, other business combination or any other transaction or event, other securities are substituted for the Common Stock or the Common Stock may no longer be issued (each, a “Fundamental Transaction”), then notwithstanding any other provisions of the Plan, (i) all outstanding Options and SARs shall be fully exercisable and any unexercised Options and SARs shall terminate upon the closing of the Fundamental Transaction, (ii) restrictions on outstanding Restricted Stock, Other Stock Awards and Cash Awards shall lapse; and (iii) each outstanding Performance Award shall be deemed to have achieved a level of performance that would cause all of the Performance Shares to become payable.

Section 9.2 Change of Control. Notwithstanding any other provisions of the Plan to the contrary, upon the occurrence of a Change of Control, (i) all outstanding Options and SARs shall be fully exercisable and any unexercised Options and SARs shall terminate upon the closing of the Change of Control, (ii) restrictions on outstanding Restricted Stock, Other Stock Awards and Cash Awards shall lapse; and (iii) each outstanding Performance Award shall be deemed to have achieved a level of performance that would cause all of the Performance Shares to become payable.

10 . GENERAL

Section 10.1 Amendment or Termination of Plan. The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not adopt any amendment without Shareholder Approval if (i) such approval is necessary or desirable to qualify or comply with any tax or regulatory requirement for which or with which the Board deems it necessary or desirable to qualify or comply, or (ii) in the opinion of counsel to the Company, Shareholder Approval is required by any federal or state laws or regulations or the rules of any stock exchange on which the common stock may be listed.

Section 10.2 Acceleration of Awards on Disability, Death, Retirement or Involuntary Termination. With respect to (i) a Participant who ceases to be an Eligible Person due to a Disability, (ii) the personal representative of a deceased Participant, or (iii) any other Participant who ceases to be an Eligible Person due to the Participant’s retirement or involuntary termination (as defined by the Committee), the Committee, in its sole discretion, may permit the purchase of all or any part of the shares subject to any unvested Option or waive the vesting requirements of any Award on the date the Participant ceases to be an Eligible Person due to a Disability, death, retirement or involuntary termination. With respect to Options which have already vested at such date or the vesting of which is accelerated by the Committee in accordance with the foregoing provision, the Participant or the personal representative of a deceased Participant shall have the right to exercise such vested Options within such period(s) as the Committee shall determine.

Section 10.3 Withholding Taxes. A Participant must pay in cash to the Company the amount of taxes required to be withheld by law upon the exercise of an Option. Required withholding taxes associated with Restricted Stock, Performance Shares, Cash or Other Stock Awards must also be paid in cash unless the Committee requires a Participant to pay the amount of taxes required by law to be withheld from such Awards by directing the Company to withhold from any Award the number of shares of Common Stock having a Fair Market Value on the date of vesting equal to the amount of required withholding taxes.

Section 10.4 Code Section 83(b) Elections. The Company, its Subsidiaries and Affiliated Entities have no responsibility for a Participant’s election, attempt to elect or failure to elect to include the value of an Award subject to Section 83 in the Participant’s gross income for the year of grant pursuant to Section 83(b) of the Code. Any Participant who makes an election pursuant to Section 83(b) will promptly provide the Committee with a copy of the election form.

Section 10.5 Code Section 162(m). It is the intent of the Company that the Plan comply in all respects with Section 162(m) of the Code and that any ambiguities or inconsistencies in construction of the Plan be interpreted to give effect to such intention.

Section 10.6 Code Section 409A. It is the intent of the Company that no Award under the Plan be subject to Section 409A of the Code. The Committee shall design and administer the Awards under the Plan so that they are not subject to Section 409A of the Code.

Section 10.7 Certain Additional Payments by the Company. The Committee may, in its sole discretion, provide in any Award Agreement for certain payments by the Company in the event that acceleration of vesting of any Award under the Plan is subject to the excise tax imposed by Section 4999 of the Code or any interest or penalties with respect to such excise tax (such excise tax, interest and penalties, collectively, the “Excise Tax”). An Award Agreement may provide that the Participant shall be entitled to receive a payment (a “Gross-Up Payment”) in an amount such that after payment by the Participant of all taxes (including any interest or penalties imposed with respect to such taxes), including any Excise Tax imposed upon the Gross-Up Payment, the Participant retains an amount of the Gross-Up Payment equal to the Excise Tax imposed upon such acceleration of vesting of any Award.

Section 10.8 Non-Transferability. Subject to other provisions of the Plan and any applicable Award Agreement, Awards are not transferable other than by will or the laws of descent and distribution. Any attempted sale, transfer, assignment, pledge, hypothecation or other disposition of, or the levy of execution, attachment or similar process upon, any Award contrary to the provisions hereof shall be void and ineffective, shall give no right to any purported transferee, any may, at the sole discretion of the Committee, result in forfeiture of the Award involved in such attempt. The Committee shall impose such other restrictions and conditions on any shares of Common Stock covered by an Award as it may deem advisable including, without limitation, restrictions under applicable Federal or state securities laws, and may legend the certificates representing the shares of Common Stock subject to the Award to give appropriate notice of such restrictions. Notwithstanding the foregoing, an Award held by a Non-Employee Director may be transferable under certain circumstances as specified by the Committee in the Award Agreement.

Section 10.9 Non-Uniform Determinations. The Committee’s determinations under the Plan, including without limitation, (i) the determination of the Eligible Persons to receive Awards, (ii) the form, amount and timing of such Awards, (iii) the terms and provisions of such Awards, (iv) minimum employment or service periods, and (v) agreements evidencing the same, need not be uniform and, subject to any restrictions set forth in the Plan, may be made by the Committee selectively among Participants who receive, or who are eligible to receive, Awards under the Plan, whether or not such Participants are similarly situated.

Section 10.10 Leaves of Absence, Suspensions. The Committee shall be entitled to make such rules, regulations and determinations as it deems appropriate under the Plan in respect of any suspension of employment or leave of absence from the Company granted to a Participant whether such suspension or leave is paid or unpaid and whether due to a Disability or otherwise. Without limiting the generality of the foregoing, the Committee shall be entitled to determine (i) whether or not any such suspension or leave of absence shall be treated as if the Participant ceased to be an employee of the Company and (ii) the impact, if any, of any such suspension or leave of absence on Awards under the Plan.

Section 10.11 Participant Misconduct. Notwithstanding anything in the Plan to the contrary, the Committee shall have the authority under the Plan to determine that in the event of serious misconduct by the Participant (including violations of employment agreements, confidentiality or other proprietary matters) or any activity of a Participant in competition with the business of the Company or any Subsidiary or Affiliated Entity, any outstanding Award granted to such Participant may be cancelled, in whole or in part, whether or not vested. The determination of whether a Participant has engaged in a serious breach of conduct or any activity in competition with the business of the Company or any Subsidiary or Affiliated Entity shall be determined by the Committee in good faith and in its sole discretion. This Section 10.11 shall have no effect and be deleted from the Plan following a Change of Control.

Section 10.12 Regulatory Approval and Listings. The Company shall use its best efforts to file with the Securities and Exchange Commission as soon as practicable following the date this Plan is effective, and keep continuously effective and usable, a Registration Statement on Form S-8 with respect to shares of Common Stock subject to Awards hereunder. Notwithstanding anything contained in this Plan to the contrary, the Company shall have no obligation to issue or deliver certificates representing shares of Common Stock evidencing Awards prior to:

(a) the obtaining of any approval from, or satisfaction of any waiting period or other condition imposed by, any governmental agency which the Committee shall, in its sole discretion, determine to be necessary or advisable;

(b) the listing of such shares on any exchange on which the Common Stock may be listed; and

(c) the completion of any registration or other qualification of such shares under any state or federal law or regulation of any governmental body which the Committee shall, in its sole discretion, determine to be necessary or advisable.

Section 10.13 Right to Continued Employment or Board Membership. Participation in the Plan shall not give any Participant any right to remain in the employ of the Company, a Subsidiary or an Affiliated Entity or any right to remain on the Board of the Company. Further, the adoption of this Plan shall not be deemed to give any Employee, Non-Employee Director or Consultant or any other individual any right to be granted an Award.

Section 10.14 Other Compensation Programs. The existence and terms of the Plan shall not limit the authority of the Board in compensating Employees and Non-Employee Directors in such other forms and amounts, including compensation pursuant to any other plans as may be currently in effect or adopted in the future, as it may determine from time to time.

Section 10.15 Reliance on Reports. Each member of the Committee and each member of the Board shall be fully justified in relying or acting in good faith upon any report made by the independent public accountants of the Company and its Subsidiaries and upon any other information furnished in connection with the Plan by any person or persons other than the Committee or Board member. In no event shall any person who is or shall have been a member of the Committee or the Board be liable for any determination made or other action taken or any omission to act in reliance upon any such report or information, including the furnishing of information, or failure to act, if in good faith.

Section 10.16 Construction. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

Section 10.17 Governing Law, Severability. The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma except as superseded by applicable federal law. If any provision of the Plan is held unlawful or otherwise invalid or unenforceable in whole or in part, the unlawfulness, invalidity or unenforceability will not affect any other parts of the Plan, which will remain in full force and effect.

Section 10.18 Supersession. Upon receipt of Shareholder Approval pursuant to Section 1.4, this Plan supersedes and replaces in all respects the Initial Plan and any Award Agreement issued pursuant to the Plan after the effective date of this Plan will be governed by the terms of this Plan and not by the Initial Plan or any other plans or agreements, oral or otherwise.

EXHIBIT B

CHESAPEAKE ENERGY CORPORATION

2003 STOCK AWARD PLAN FOR NON-EMPLOYEE DIRECTORS

1. Purposes of the Plan. This Plan is established by the Company to aid in attracting and retaining persons of outstanding competence to serve on the Board of Directors who are not employed by the Company. The Plan is intended to enable such persons to acquire or increase ownership interests in the Company on a basis that will encourage them to use their best efforts to promote the growth and profitability of the Company. Consistent with these objectives, the Plan provides for the award of Shares to Non-Employee Directors on the terms and subject to the conditions set forth in the Plan.

2. Establishment. The Plan is effective as of January 3, 2003.

3. Definitions. As used herein, the following definitions shall apply:

(a) “Applicable Laws” means the requirements of state corporate laws, United States federal and state securities laws, the Code, and any stock exchange or quotation system on which the Common Stock is listed or quoted.

(b) “Board” means the Board of Directors of the Company.

(c) “Code” means the Internal Revenue Code of 1986, as amended.

(d) “Common Stock” means the Company’s common stock.

(e) “Company” means Chesapeake Energy Corporation, an Oklahoma corporation, and any successor to the Company.

(f) “Director” means a member of the Board.

(g) “Non-Employee Director” means a Director who, as of the date first elected or appointed to the Board, is not an officer or otherwise employed by the Company or any of its subsidiaries.

(h) “Paragraph” means a paragraph of the Plan.

(i) “Participant” means a Non-Employee Director who has been awarded Shares under the Plan.

(j) “Plan” means the Chesapeake Energy Corporation 2003 Stock Award Plan for Non-Employee Directors, as may be amended from time to time.

(k) “Share” means a share of the Common Stock, as adjusted in accordance with Paragraph 7.

(l) “Shareholder Approval” means approval by the holders of a majority of the outstanding shares of Common Stock, present or represented and entitled to vote at a meeting called for such purposes.

4. Stock Subject to the Plan. Subject to the provisions of Paragraph 7, the maximum aggregate number of Shares that may be awarded under the Plan is 100,000 Shares.

5. Administration of the Plan. The Plan shall be administered by the Board. Subject to the provisions of the Plan, the Board shall have the authority to prescribe, amend and rescind rules and regulations relating to the Plan and to construe and interpret the terms of the Plan and awards made pursuant to the Plan. All decisions, determinations and interpretations of the Board shall be final and binding on all Participants.

6. Award of Shares.

(a) Each individual who becomes a Non-Employee Director after the effective date of the Plan shall be awarded 10,000 Shares on his or her first day of service as a Non-Employee Director.

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(b) In consideration for the Shares awarded under the Plan, each Participant shall pay the Company an amount equal to the aggregate par value of the Shares awarded (the “Share Consideration”). The Share Consideration shall be payable in cash, provided the Company shall withhold the Share Consideration from the first payment of director fees to be made by the Company to the Participant as a Non-Employee Director if the Share Consideration has not been earlier paid. A Participant must pay the amount of taxes required by law as a result of an award of Shares under the Plan.

(c) Upon receipt of the Share Consideration and subject to Paragraph 9, the Company shall issue the Participant a stock certificate evidencing the Shares awarded to the Participant under the Plan.

7. Adjustments Upon Changes in Capitalization. Subject to any required action by the shareholders of the Company, the number and type of Shares which have been authorized for issuance under the Plan but as to which no Shares have yet been awarded, shall be proportionately adjusted for any increase or decrease in the number or type of issued Shares resulting from a stock split, reverse stock split, stock dividend, combination or reclassification of the Common Stock, or any other increase or decrease in the number of issued shares of Common Stock effected without receipt of consideration by the Company. The conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

8. Amendment and Termination of the Plan. The Board may suspend or terminate the Plan at any time. In addition, the Board may, from time to time, amend the Plan in any manner, but may not adopt any amendment without Shareholder Approval if in the opinion of counsel to the Company, Shareholder Approval is required by any Applicable Laws.

9. Conditions Upon Issuance of Shares.

(a) Legal Compliance. Shares awarded pursuant to the Plan shall not be issued unless the issuance and delivery of such Shares comply with Applicable Laws. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s legal counsel to be necessary to the lawful issuance and sale of any Shares hereunder, shall relieve the Company of any liability in respect of the failure to issue such Shares as to which such requisite authority shall not have been obtained

(b) Investment Representations. As a condition to the award of Shares under the Plan, the Board may require a Participant to represent and warrant at the time of the award that the Shares will be held only for investment and without any present intention to sell or distribute such Shares if, in the opinion of legal counsel to the Company, such a representation is necessary or appropriate.

10. Reservation of Shares. The Company shall at all times reserve and keep available such number of authorized and unissued Shares or Shares in its reserve of treasury stock as shall be sufficient to satisfy the requirements of the Plan.

11. Right to Continued Board Membership. Participation in the Plan shall not give any Participant any right to remain on the Board.

12. Construction. The titles and headings of the sections in the Plan are for the convenience of reference only, and in the event of any conflict, the text of the Plan, rather than such titles or headings, shall control.

13. Governing Law. The Plan shall be governed by and construed in accordance with the laws of the State of Oklahoma, except as superseded by applicable federal law.

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PROXY

CHESAPEAKE ENERGY CORPORATION

Annual Meeting of Shareholders

June 8, 2007

THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS

The undersigned hereby appoints Aubrey K. McClendon with full power of substitution, proxies to represent and vote all shares of Common Stock of Chesapeake Energy Corporation (the “Company”) which the undersigned would be entitled to vote if personally present at the Company’s Annual Meeting of Shareholders to be held on Friday, June 8, 2007, at 10:00 a.m., local time, and at any adjournment thereof, as follows:

1. Election of Directors	☐ FOR election of all nominees listed below:	☐ WITHHOLD AUTHORITY to vote for all nominees
Frank Keating, Merrill A. Miller, Jr. and Frederick B. Whittemore

(INSTRUCTION: To withhold authority to vote for an individual nominee, write the nominee’s name in the space provided below.)

Unless otherwise directed, this proxy will be voted for all nominees listed.

2. To approve an amendment to our Long Term Incentive Plan;	FOR ☐	AGAINST ☐	ABSTAIN ☐

3. To approve an amendment to our 2003 Stock Award Plan for Non-Employee Directors; and	FOR ☐	AGAINST ☐	ABSTAIN ☐

4. In their discretion, upon any other matters that may properly come before the meeting or any adjournment thereof.

PLEASE DATE AND SIGN ON THE REVERSE SIDE AND RETURN PROMPTLY USING THE ENCLOSED ENVELOPE.

Signature(s) of Shareholder(s)

Date                    , 2007

IMPORTANT: Please date this proxy and sign exactly as your name appears below. If stock is held jointly, signature should include both names. Executors, administrators, trustees, guardians and others signing in a representative capacity, please give your full titles. If a corporation, please sign in full corporate name by president or other authorized officer. If a partnership, please sign in partnership name by authorized person.